UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 23, 2007
EQUITY ONE, INC.
(Exact Name of Registrant as Specified in Its Charter)
Maryland
(State or Other Jurisdiction of Incorporation)

001-13499	52-1794271

(Commission File Number)	(IRS Employer Identification No.)
1600 NE Miami Gardens Drive, North Miami Beach, Florida 33179
(Address of Principal Executive Offices) (Zip Code)
(305) 947-1664
(Registrant’s Telephone Number, Including Area Code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EQUITY ONE, INC.
FORM 8-K

Section 8. — OTHER EVENTS
Item 8.01 Other Events
     The Company is filing this Form 8-K to provide (i) certain financial statements required by Rule 3-14 of Regulation S-X of the Securities and Exchange Commission related to acquisition of certain properties and (ii) restated financial statements and related financial information required by Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”).
I. Acquisitions
     During 2006 the Company acquired the following properties for which financial statements required by Rule 3-14 of Regulation S-X are provided herewith:
     Coral Reef Shopping Center
     On September 1, 2006, the Company acquired the Coral Reef Shopping Center, an approximately 74,680 square foot shopping center located in Palmetto Bay, Florida from an unrelated third party in an arms length transaction. The property was acquired for cash of approximately $21.2 million. The Company funded the cash from funds on hand and borrowings under our existing credit facility.
     North American Properties
     On December 8, 2006, the Company acquired three supermarket-anchored shopping centers; Midpoint Center, Shoppes of Andros Isles and South Point Center located in Cape Coral, West Palm Beach and Vero Beach, Florida respectively, collectively the “North American Properties,” and comprising approximately 219,596 square feet. The North American Properties were acquired from an unrelated third party in an arms length transaction. The properties were acquired for cash and assumption of debt totaling approximately $40.875 million. The Company funded the cash from funds on hand and borrowings under our existing credit facility.
     Shoppes at Quail Roost
     On August 31, 2006, the Company acquired the Shoppes at Quail Roost, an approximately 73,550 square foot shopping center located in Miami, Florida from an unrelated third party in an arms length transaction. The property was acquired for cash of approximately $15.435 million. The Company funded the cash from funds on hand and borrowings under our existing credit facility.
The reports and financial statements attached hereto as Exhibits 99.1 though 99.3 are hereby incorporated by reference in this Item 8.01 of this report on Form 8-K.
II. Dispositions
     Equity One, Inc. (the “Company”) is revising its consolidated financial statements, Management’s Discussion and Analysis, and Selected Financial Data which appeared in its Annual Report on Form 10-K for the year ended December 31, 2006. The revisions to the consolidated financial statements are being made for comparison purposes pursuant to the requirements of SFAS No. 144 to reflect the reclassification as discontinued operations of certain income producing properties.
     In compliance with SFAS No. 144, the Company has reported revenues, expenses and gain or (loss) on certain income producing properties which were either disposed of or were categorized as held for sale during the first six months of 2007 as components of discontinued operations for each period presented (including the comparable period of the prior year) in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007. Under SEC rules, the same reclassification as discontinued operations is required for previously issued annual financial statements for each of the three years presented in the Company’s most recent Annual Report on Form 10-K, if those financial statements are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, even though those financial statements relate to periods prior to the date of sale. This reclassification has no effect on the Company’s reported net income available to common stockholders or funds from operations.

     This Section II of this Current Report on Form 8-K updates Items 6, 7 and 8 of, and Exhibit 12.1 to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 Form 10-K”) to reflect those properties sold during the first six months of 2007 as discontinued operations for all periods presented. There is no effect on net income or funds from operations for all periods presented related to the reclassifications made for the discontinued items. All other items of the 2006 Form 10-K remain unchanged. The Company has not updated any matters in the 2006 Form 10-K, except to the extent expressly provided above.
Item 6. Selected Financial Data
     The selected consolidated operating data and balance sheet data set forth below have been derived from our consolidated financial statements, including the consolidated financial statements for the years ended December 31, 2006, 2005, 2004, 2003 and 2002, which have been included elsewhere herein or previously filed. The data set forth below should be read in conjunction with the consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this Form 8-K.

	Year Ended December 31,
	2006	2005	2004	2003	2002
Statement of Operations Data:(1)
Total rental income	$232,311	$208,887	$185,997	$144,064	$61,000

Property operating expenses	58,941	48,962	43,713	38,766	17,970
Property management and leasing services	1,861	229	82	42	—
Rental property depreciation and amortization	41,576	34,581	29,634	21,535	8,021
Litigation settlement	—	—	—	—	2,067
General and administrative expenses	33,555	23,512	22,433	15,090	6,852

Total operating expenses	135,933	107,284	95,862	75,433	34,910

Interest expense	(54,458)	(47,795)	(41,486)	(32,666)	(16,101)
Amortization of deferred financing fees	(1,490)	(1,454)	(1,335)	(902)	(622)
Other income (expenses), net	16,628	7,941	2,704	1,095	2,534
Minority interest	(206)	(188)	(576)	(756)	(101)

Income from continuing operations	$56,852	$60,107	$49,442	$35,402	$11,800

Net income	$176,955	$92,741	$97,804	$63,647	$39,934

Basic earnings per share:
Income from continuing operations	$0.77	$0.81	$0.70	$0.59	$0.36

Net income	$2.40	$1.26	$1.39	$1.06	$1.22

Diluted earnings per share:
Income from continuing operations	$0.77	$0.81	$0.70	$0.59	$0.36

Net income	$2.38	$1.24	$1.37	$1.05	$1.20

Balance Sheet Data:
Total rental properties, net of accumulated depreciation	$1,885,711	$1,896,505	$1,873,687	$1,617,299	$678,431
Total assets	2,051,849	2,052,033	1,992,292	1,677,386	730,069
Mortgage notes payable	391,647	446,925	495,056	459,103	332,143
Total liabilities	1,125,182	1,077,879	1,059,507	834,162	375,969
Minority interest	989	1,425	1,397	12,672	3,869
Shareholders’ equity	925,678	972,729	931,388	830,552	350,231
Other Data:
Funds from operations(2)	$110,311	$124,836	$113,663	$89,870	$45,487
Cash flows from:
Operating activities	$94,643	$117,192	$113,110	$78,262	$45,613
Investing activities	114,813	(82,371)	(244,851)	(326,160)	(51,439)
Financing activities	(209,558)	(39,841)	135,897	245,920	7,864
GLA (square feet) at end of period	18,353	19,699	19,914	19,883	8,530
Occupancy of core shopping center portfolio at end period	95%	93%	95%	90%	89%
Dividends per share	$2.20	$1.17	$1.13	$1.10	$1.08

(1)	Reclassified to reflect the reporting of discontinued operations.

(2)	We believe Funds From Operations, or FFO, (combined with the primary presentations of accounting principles generally accepted in the United States of America, or GAAP) is a useful supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry, in particular, REITs. Accounting for real estate assets using historical cost accounting under GAAP assumes that the value of real estate diminishes predictably over time. The National Association of Real Estate Investment Trusts, or NAREIT, stated in its April 2002 White Paper on Funds from Operations “since real estate values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.”

FFO, as defined by NAREIT, is “net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.” We believe that financial analysts, investors and stockholders are better served by the presentation of comparable period operating results generated from our FFO measure. Our method of calculating FFO may be different from methods used by other REITs and accordingly, may not be comparable to such other REITs.

FFO is presented to assist investors in analyzing our performance. FFO (i) does not represent cash flow from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including the ability to make distributions, and (iii) should not be considered as an alternative to net income (which is determined in accordance with GAAP) for purposes of evaluating our operating performance. We believe net income is the most directly comparable GAAP measure to FFO.

The following table illustrates the calculation of funds from operations for each of the five years in the period ended December 31, 2006 (in thousands):

	Year Ended December 31,
	2006	2005	2004	2003	2002
Net income	$176,955	$92,741	$97,804	$63,647	$39,934
Adjustments:
Rental property depreciation and amortization, including discontinued operations	44,791	43,445	37,215	28,007	13,810
Gain on disposal of income-producing properties	(112,995)	(11,460)	(22,176)	(3,083)	(9,264)
Loss on disposal fixed assets	—	—	—	—	—
Minority interest	206	110	623	803	101
Other Items:
Interest on convertible partnership units	—	—	—	43	259
Pro-rata share of real estate depreciation from joint ventures	1,354	—	197	453	647

Funds from operations	$110,311	$124,836	$113,663	$89,870	$45,487

The following table reflects the reconciliation of FFO per diluted share to earnings per diluted share, the most directly comparable GAAP measure, for the periods presented:

	Year Ended December 31,
	2006	2005	2004	2003	2002
Earnings per diluted share*	$2.38	$1.24	$1.37	$1.05	$1.20
Adjustments:
Rental property depreciation and amortization, including discontinued operations	0.60	0.58	0.52	0.45	0.41
Gain on disposal of income-producing properties	(1.52)	(0.15)	(0.31)	(0.05)	(0.27)
Other Items:
Pro-rata share of real estate depreciation from joint ventures	0.02	—	—	0.01	0.02

Funds from operations per diluted share	$1.48	$1.67	$1.58	$1.46	$1.36

*	Earnings per diluted share reflect the add-back of interest on convertible partnership units and the minority interest(s) in earnings of consolidated subsidiaries which are convertible to shares of our common stock.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following should be read in conjunction with our consolidated financial statements, including the notes thereto, appearing in “Item 8. Financial Statements and Supplementary Data” of this annual report.
Overview
     We are a real estate investment trust, or REIT, that principally owns, manages, acquires and develops neighborhood and community shopping centers. As of December 31, 2006, our property portfolio consisted of 179 properties, including 166 shopping centers comprising approximately 17.9 million square feet of gross leasable area, or GLA, six development parcels and seven non-retail properties. As of December 31, 2006, the portfolio was 92.1% leased and included national, regional and local tenants.
     Two important events occurred in 2006 that affect the results reported in this annual report and will affect our business in the future. First, in April 2006, we sold a portfolio of 29 properties located in the State of Texas to a joint venture in which we initially retained a 20% interest. In December, however, we sold our interest in the joint venture to an affiliate of our partner, completing the full disposition of our interest in the 29 Texas properties. The sale of the Texas properties resulted in a gain of $112.9 million. In addition, the $4.8 million of 2006 operating results of the Texas properties prior to their sale to the JV, four other properties sold in 2006 and one property held for sale at December 31, 2006 are reflected as operations of income-producing properties sold or held for sale. The 2005 and 2004 operations of income-producing properties sold or held for sale of $21.2 and $26.3 million reflect a reclassification of operations for properties sold during 2004, 2005 and 2006, including the Texas properties, and the one property held for sale.
     Second, in August of 2006, our founder and chairman of the board, Chaim Katzman, decided to relinquish the title of chief executive officer, and we hired Jeffrey S. Olson, the former president of the east and west divisions of Kimco Realty Corporation, to replace him. In addition, the employment agreements with our prior president and chief operating officer and our prior chief financial officer expired at the end of 2006. Mr. Olson assumed the role of president, and we hired Jeffrey S. Stauffer, the former chief operating officer of Pan Pacific Retail Properties, to serve as our executive vice president and chief operating officer, and we hired Gregory R. Andrews, a former principal of Green Street Advisors, as our executive vice president and chief financial officer. This management transition occurred, for the most part, in the third and fourth quarters of 2006 and related changes to our organization are on-going. As a result, we incurred $5.7 million of compensation, severance and employment-related expenses in 2006 related to the management transition.
     Our principal business objective has been and will continue under our new management team to be maximizing long-term stockholder value by generating sustainable cash flow growth and increasing the long-term value of our real estate assets.
     Operating Strategies. We derive substantially all of our revenue from tenants under existing leases at our properties. Our core operating strategy is to maximize and strengthen this revenue by attracting and retaining a strong and diverse base of tenants. In 2006, this strategy resulted in:
•	a 3.0% increase in same property net operating income over 2005;

•	an increase in the average rental rate of 6.5% to $12.53 per square foot on 434 lease renewals aggregating 1.4 million square feet;

•	181 new leases totaling 528,514 square feet at an average rental rate of $12.69 per square foot, representing a 7.8% increase over prior rents on a same-space basis;

•	also, 155 additional new leases totaling 591,532 square feet at an average rental rate of $12.44 per square foot; and

•	an occupancy rate of 95.0% in our core shopping center portfolio at December 31, 2006 versus 93.4% at December 31, 2005.
     In the long-term, our operating revenues are dependent on the continued occupancy of our properties, the rents that we are able to charge to our tenants and the ability of these tenants to make their rental payments. The main long-term threat to our business is our dependence on the viability of our anchor and other tenants. We believe, however, that our general operating risks are mitigated by concentrating on high-density neighborhoods in major metropolitan areas, leasing to strong tenants in the markets in which we own properties and maintaining a diverse tenant mix.

     Investment Strategies. Our investment strategy is to deploy capital in projects that generate a return that exceeds our cost of capital and, at the same time, to sell assets that no longer meet our investment criteria. In 2006, this strategy resulted in:
•	the sale of the 29 properties in Texas for aggregate consideration of $405.7 million and an aggregate gain of $112.9 million;

•	the acquisition of 15 retail properties, 5 outparcels and 3 land parcels for aggregate consideration of $270.9 million; and

•	the completion and leasing of $45.4 million of development and redevelopment projects.
     Capital Strategy. Our business during 2006 was financed using our revolving lines of credit, proceeds from the sale of properties, issuance of public debt and assumed mortgages. Specifically, in 2006, our capital strategy resulted in:
•	the issuance of $250.0 million principal amount of senior unsecured notes at interest rates ranging from 6.0% to 6.25% and maturing in 2016 and 2017;

•	our re-purchase of 3.0 million shares of our common stock for total consideration of $69.1 million representing an average price of $22.68 per share; and

•	the prepayment of our $75.0 million 7.25% senior notes due August 2007 and mortgage notes aggregating $25.5 million.
     At December 31, 2006, the outstanding balances on our lines of credit were in the aggregate $76.5 million, with $114.3 million of availability under those facilities. In order to fund our business in the future, we anticipate using similar financing sources. However, there can be no assurances that these sources will be available to us in the future at reasonable terms or at all. In addition, although we have enjoyed a low interest rate environment in recent years, the increase in interest rates over the last 18 months has had, and any future increases will have, an adverse effect on the cost of our future borrowings, including borrowings under our revolving credit facilities, which are based on variable interest rates. As interest rates rise, the interest expense we incur on these loans will increase.
     2007 Outlook. One of our principal focuses in 2007 will be the disposition of assets that no longer meet our investment criteria. These sales may negatively affect our rental revenue and earnings in the short term. In the long run, we believe that our business and the earnings generated from the remaining properties will benefit from the quality, location and demographic characteristics of that portfolio, as well as new properties developed or acquired, in part, with capital from those sales.
     We continue to see a positive impact on our income as a result of the redevelopment of our shopping centers and higher rental rates on existing spaces that are experiencing tenant turnover. We anticipate that approximately $100 million of developments and redevelopment projects will be completed in the next two years. As redevelopment properties stabilize, spaces that were out of service begin generating revenue; in addition, spaces that were not out of service and that have expiring leases may generate higher revenue because we generally receive higher rent on new leases. Further, leases signed in 2005 and 2006 on spaces for which there was a previous tenant have on average been renewed at higher base rent than the prior lease.
     Our business is generally dependent on the performance of the economy in the areas in which we own properties and the cost of financing available to fund our growth. Changes in the economic environment tend to have a direct effect on our tenants’ businesses and, therefore, their ability to continue to pay us rent or remain in occupancy of our properties, as well as the willingness of businesses to lease locations. The markets in which we currently own properties have continued to show signs of economic and population growth during 2006, and we expect those trends to continue in 2007. However, general economic slowdowns or other macro-economic changes in these markets may adversely affect our business.

Critical Accounting Policies and Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, which we refer to as GAAP, requires management to make estimates and assumptions that in certain circumstances affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities, and revenues and expenses. These estimates are prepared using management’s best judgment, after considering past and current events and economic conditions. In addition, information relied upon by management in preparing such estimates includes internally generated financial and operating information, external market information, when available, and when necessary, information obtained from consultations with third party experts. Actual results could differ from these estimates. A discussion of possible risks which may affect these estimates is included in “Item 1A. Risk Factors” of this annual report. Management considers an accounting estimate to be critical if changes in the estimate or accrual could have a material impact on our consolidated results of operations or financial condition.
     The most significant accounting policies, which involve the use of estimates and assumptions as to future uncertainties and, therefore, may result in actual amounts that differ from estimates, are as follows:
     Revenue Recognition and Accounts Receivable. Leases with tenants are classified as operating leases. Generally, our leases contain fixed escalations which occur at specified times during the term of the lease. Base rents are recognized on a straight-line basis from when the tenant controls the space through the term of the related lease, net of valuation adjustments, based on management’s assessment of credit, collection and other business risk. We make estimates of the collectibility of our accounts receivable related to base rents, straight-line rents, expense reimbursements and other revenue or income taking into account our experience in the retail sector, available internal and external tenant credit information, payment history, industry trends, tenant credit-worthiness and remaining lease terms. In some cases, primarily relating to straight-line rents, the collection of these amounts extends beyond one year. The extended collection period for straight-line rents along with our evaluation of tenant credit risk may result in the non-recognition of a portion of straight-line rental income until the collection of such income is reasonably assured. These estimates have a direct impact on our earnings.
     Real Estate Properties and Development Assets. The nature of our business as an owner, developer and operator of retail shopping centers means that we invest significant amounts of capital into our properties. Depreciation and maintenance costs relating to our properties constitute substantial costs for us as well as the industry as a whole. We capitalize real estate investments and depreciate them based on estimates of the assets’ physical and economic useful lives. The cost of our real estate investments is charged to depreciation expense over the estimated life of the asset using straight-line rates for financial statement purposes. We periodically review the estimated lives of our assets and implement changes, as necessary, to these estimates and, therefore, to our depreciation rates.
     Properties and real estate under development are recorded at cost. We compute depreciation using the straight-line method over the estimated useful lives of the assets generally from 5 years to a maximum of 40 years on buildings and improvements. Maintenance and repair costs are charged to operations as incurred. Tenant work and other major improvements are capitalized and amortized over the term of the lease or the estimated useful life of the improvements, whichever is shorter. Minor improvements, furniture and equipment are capitalized and depreciated over estimated useful lives of the assets, generally from five to seven years.
     Certain external and internal costs directly related to the development, redevelopment and leasing of real estate, including applicable salaries and the related direct costs, are capitalized. We capitalize acquisition and construction costs, property taxes, interest, insurance and other miscellaneous costs that are directly identifiable with a project, from pre-acquisition until the time that construction is complete and the development is ready for its intended use, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 67 and SFAS No. 34. We allocate the capitalized project costs to the various components of the project based on the components’ relative fair values. Our cost allocation method requires the use of management estimates regarding the fair market value of each project component. Management bases its estimates on current market appraisals, comparable sales, existing sale and purchase contracts, replacement cost, historical experience, and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the fair market values of real estate assets. Actual results may differ from these estimates and anticipated returns on a project, as well as the gain or loss on disposition of the individual project components, could vary significantly from estimated amounts. The capitalized costs associated with developments and redevelopments are depreciated over the life of the improvement. Capitalized costs associated with leases are amortized over the base term of the lease. Unamortized leasing costs are charged to operating expense if the applicable tenant vacates before the expiration of its lease. Undepreciated tenant work is charged to operations if the applicable tenant vacates and the tenant work is replaced.
     We are required to make subjective assessments as to the useful lives of our real estate and related assets for purposes of determining the amount of depreciation to reflect on an annual basis. These assessments have a direct impact on net income. We periodically review the lives of assets and any decrease in asset lives could have the effect of increasing depreciation expense while any analysis indicating that lives are longer than we have assumed could have the effect of decreasing depreciation expense.
     Interest costs on developments and major redevelopments are capitalized as part of developments and redevelopments not yet placed in service. Capitalization of interest commences when development activities and expenditures begin and end upon completion, which is when the asset is ready for its intended use. Generally, rental property is considered substantially complete and ready for its intended use upon completion of tenant improvements, but no later than one year from completion of major construction activity.
     When assets are identified as held for sale, management estimates the sales prices, net of selling costs, of such assets. Assets that will be sold together in a single transaction are aggregated in determining if the net sales proceeds of the group are expected to be less than the net book value of the assets. If, in management’s opinion, the net sales prices of the assets, which have been identified for sale, are expected to be less than the net book value of the assets, an impairment charge is recorded. An impairment charge may also be recorded for any asset if it is probable, in management’s estimation, that aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property.
     We are required to make subjective assessments as to whether there are impairments in the value of our real estate properties and other investments. The assessments have a direct impact on our net income because recording an impairment charge results in an immediate charge to expense.
     Real Estate Acquisitions. Upon acquisition of operating real estate properties, we estimate the fair value of acquired tangible assets (consisting of land, building and improvements), identified intangible assets and liabilities (consisting of above- and below-market leases, in-place leases and lease origination costs), and assumed debt in accordance with SFAS No. 141, Business Combinations. Based on these estimates, we allocate the purchase price to the applicable assets and liabilities based on their estimated fair value. We evaluate the useful life of each amortizable intangible asset in each reporting period and account for any changes in such estimated useful life over the revised remaining useful life.
     Securities. We have investments that consist primarily of equity securities. The equity investments are classified as available-for-sale and recorded at fair value based on current market prices. Changes in the fair value of the equity investments are included in accumulated other comprehensive income (loss).
     Goodwill. We are required to perform annual impairment tests of our goodwill, and more frequently in certain circumstances. Goodwill can no longer be amortized. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s “implied fair value” of goodwill requires us to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to its corresponding carrying value.
     Management cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill that totaled $13.1 million at December 31, 2006. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on our tenants, or a material negative change in our relationships with significant tenants.

     Share-based and other Incentive Awards. With the adoption of SFAS 123(R)’s fair value method on January 1, 2006, we have had to recognize all share-based awards to employees, including grants of stock options, in our financial statements based on their fair values. Because there is no observable market for our options, management must make critical estimates in determining the fair value at the grant date. Variations in the assumptions will have a direct impact on our net income. Critical estimates in valuing the fair value at the grant date and the assumptions that marketplace participants would use in making estimates of fair value include: expected volatility, expected dividend yield, risk-free interest rate, involuntary conversion due to change in control and expected exercise history of similar grants.
     In addition, in the employment agreements for three of our new executive officers, the employees have the right to an additional cash bonus at the end or early termination of those agreements based on the performance of our stock versus a group of our peers. In assessing the annual compensation costs related to these future payments, management is required to make critical assumptions and estimates in determining the future payment.
     Management’s estimates of the compensation costs under 123(R) and these agreements are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur.
New Accounting Standards
     In March 2004, the EITF reached a consensus on EITF Issue No. 03-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments. The guidance prescribes a three-step model for determining whether an investment is other-than-temporarily impaired and requires disclosures about unrealized losses on investments. The accounting guidance became effective for reporting periods beginning after June 15, 2004, while the disclosure requirements became effective for annual reporting periods ending after June 15, 2004. In September 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments, (FSP EITF 03-11). FSP EITF 03-1-1 delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF Issue 03-1. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. This statement specifically nullifies the requirements of paragraph 10-18 of EITF 03-1 and references existing other-than-temporary impairment guidance. The guidance under this FSP is effective for reporting periods beginning after December 15, 2005, and we continued to apply relevant “other-than-temporary” guidance, as provided for in FSP EITF 03-1-1 during fiscal 2005. The adoption in 2006 of the guidance of FSP FAS 115-1 and FAS 124-1 did not have a significant effect on our consolidated financial statements.
     In December 2004, the FASB issued SFAS 123(R), Share-Based Payment. This standard requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This standard replaces SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and applies to all awards granted, modified, repurchased or cancelled after July 1, 2005. In April 2005, the SEC amended the compliance date of SFAS No. 123(R) through an amendment of Regulation S-X. Public companies with calendar year-ends would be required to adopt the provisions of the standard effective for fiscal years beginning after September 15, 2005. The adoption on January 1, 2006 by us of SFAS 123(R)’s fair value method has had an impact on our results of operations, although it has had no impact on our overall financial position. We have elected to apply the modified prospective transition method to all past awards outstanding and unvested as of the date of adoption. However, had we adopted SFAS 123(R) in prior periods, the impact of the standard would have approximated the impact as presented in the disclosure of pro forma net income and earnings per share in Note 2, Stock-Based Compensation.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Correction (SFAS 154”), which replaces APB Opinions No. 20 Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, on the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, and was adopted by us in the first quarter of 2006. The adoption of this standard did not materially impact our financial position, results of operations or cash flows.
     In April 2006, the FASB issued FASB Staff Position FIN 46(R)-6, Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R) that became effective for the third quarter of 2006. FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The adoption of this standard did not materially impact our consolidated financial statements.
     In June 2006, the EITF reached a consensus on EITF Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits (“EITF 06-02”). EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. The provisions of EITF 06-02 will be effective as of January 1, 2007 and will impact the accounting for certain of our employment arrangements. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.
     In June 2006, the FASB issued FASB Interpretation No. 48 — Accounting for Uncertainty in Income Taxes (“FIN 48”). In summary, FIN 48 requires that all tax positions subject to SFAS No. 109 - Accounting for Income Taxes, to be analyzed using a two-step approach. The first step requires an entity to determine if a tax position is more likely than not to be sustained upon examination. In the second step, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with any adjustment in a company’s tax provision being accounted for as a cumulative effect of accounting change in beginning equity. The adoption of this standard is not expected to have a material impact on our consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard is not expected to materially impact how we measure fair value.
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), (“SFAS 158”).
     SFAS 158 requires recognition of the over funded or under funded status of a benefit postretirement plan in the statement of financial position, as well as recognition of changes in that funded status through comprehensive income in the year in which they occur. SFAS 158 also requires a change in the measurement of a plan’s assets and benefit obligations as of the end date of the employer’s fiscal year. SFAS 158 is effective for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of the applicable provisions of this standard did not have a material impact on our consolidated financial statements and the measurement date provisions are not expected to have a material impact on our consolidated financial statements.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The adoption of this standard did not have a material impact on our consolidated financial statements.
Results of Operations
     We derive substantially all of our revenues from rents received from tenants under existing leases on each of our properties. These revenues include fixed base rents, recoveries of expenses that we have incurred and that we pass through to the individual tenants and percentage rents that are based on specified percentages of tenants’ revenues, in each case as provided in the particular leases.

     Our primary cash expenses consist of our property operating expenses, which include real estate taxes, repairs and maintenance, management expenses, insurance, utilities and other expenses, general and administrative expenses, which include payroll, office expenses, professional fees and other administrative expenses, and interest expense, primarily on mortgage debt, unsecured senior debt and revolving credit facilities. In addition, we incur substantial non-cash charges for depreciation and amortization on our properties. We also capitalize certain expenses, such as taxes and interest, incurred in respect of property under development or redevelopment until the property is ready for its intended use.
     Our consolidated results of operations often are not comparable from period to period due to the impact of property acquisitions, dispositions, developments and redevelopments. The results of operations of any acquired property are included in our financial statements as of the date of its acquisition. A large portion of the change in our statement of operations line items is related to these changes in our property portfolio.
Comparison of the years ended December 31, 2006 and 2005
     The following summarizes items from our audited consolidated statements of operations that we think are important in understanding our results of operations and/or those items which have significantly changed in 2006 compared to 2005:

	For the year ended December 31,
	2006	2005	Change
	(in thousands)
Total revenue	$232,311	$208,887	11.2%
Property operating expenses	$58,941	$48,962	20.4%
Property management and leasing services expenses	$1,861	$229	712.7%
Rental property depreciation and amortization	$41,576	$34,581	20.2%
General and administrative expenses	$33,555	$23,512	42.7%
Interest expense	$54,458	$47,795	13.9%
Investment income	$7,487	$7,941	5.7%
Gain on sale of real estate	$6,937	$—
Equity in income of unconsolidated joint ventures	$1,650	$—
Discontinued operations	$120,103	$32,634	268.0%
     Total revenue increased by $23.4 million, or 11.2%, to $232.3 million in 2006 from $208.9 million in 2005. The following factors accounted for this difference:
•	Properties acquired during 2006 increased revenue by approximately $13.0 million;

•	The full year 2006 benefited from properties acquired during 2005 which increased revenue by approximately $1.4 million;

•	Same property revenue increased by approximately $7.2 million in 2006 due to higher termination fees, expense recovery revenue and increases in rental rates;

•	The completion of development and redevelopment properties increased revenue by approximately $247,000, and

•	Property management and leasing services revenue increased by $1.6 million as a result of providing property management and leasing services for the Texas properties.
     Property operating expenses increased by $10.0 million, or 20.4%, to $58.9 million for 2006 from $49.0 million in 2005. The following factors accounted for this difference:
•	Properties acquired during 2006 increased operating expenses by approximately $5.5 million;

•	Properties acquired during 2005 increased the full year 2006 operating expenses by approximately $814,000;

•	Same property operating expenses increased by approximately $3.0 million as a result of higher repairs and other maintenance expenses, and

•	The completion of development and redevelopment properties increased operating expenses by $644,000.
     Property management and leasing services expenses increased by $1.6 million as a result of providing property management and leasing services for the Texas properties.
     Rental property depreciation and amortization increased by $7.0 million, or 20.2%, to $41.6 million for 2006 from $34.6 million in 2005. The following factors accounted for this difference:
•	Properties acquired during 2006 increased depreciation and amortization by $5.3 million;

•	Properties acquired during 2005 increased the full year 2006 depreciation and amortization expense by approximately $326,000;

•	Same property depreciation and amortization increased by $1.3 million related to leasing and tenant improvement amortization, and

•	Completion of development and redevelopment properties increased depreciation and amortization by $25,000.
     General and administrative expenses increased by $10.0 million, or 42.7%, to $33.6 million for 2006 from $23.5 million in 2005. Included in this increase were $6.1 million of compensation, employment-related expenses due to our executive management changes, $580,000 in higher fees paid to our non-employee members of the board of directors, $419,000 in additional travel and entertainment expenses, $442,000 of additional office expenses, $196,000 of computers and related services, $149,000 of depreciation related to additional furniture and fixture purchases, and write-offs of $1.0 million of abandoned pre-acquisition due diligence costs and $1.1 million related to abandoned corporate transactions that did not materialize.
     Interest expense increased by $6.7 million, or 13.9%, to $54.5 million for 2006 from $47.8 million in 2005. This difference was primarily due to:
•	An increase of $13.6 million attributable to the issuance in September 2005 of $120.0 million principal amount of 5.375% unsecured senior notes, the issuance in March 2006 of $125.0 million principal amount of 6.0% unsecured senior notes and the issuance in August 2006 of $125.0 million principal amount of 6.25% unsecured senior notes, all of which was partially offset by the decrease of $1.9 million in interest on the repayment in March 2006 of the $50.0 million principal amount of 7.77% unsecured senior notes and the prepayment in August 2006 of the $75.0 million principal amount of 7.25% unsecured senior notes;

•	An increase of $843,000 in interest expense attributable to an increase in the variable interest rate on the $100.0 million notional principal swap of our unsecured notes;

•	A decrease of $1.3 million of interest expense attributable to a lower outstanding balance on our line of credit;

•	A decrease of $2.0 million of interest expense attributable to the repayment of certain mortgage notes; and

•	A decrease of $2.5 million of interest expense related to an increase in capitalized interest attributable to development and redevelopment activity.
     Investment income for 2006 primarily relates to interest earned on the funds held in escrow pending the acquisition of replacement properties and $4.3 million of dividend income related to the $1.20 per ordinary share dividend declared by DIM Vastgoed N.V., a Dutch company in which we own 3.8 million ordinary shares as of March 2006. The 2005 investment income primarily relates to the gain of $5.2 million on the sale of common and preferred stock of Cedar Shopping Centers.
     Gain on sale of real estate was $6.9 million for 2006 as a result of selling nine land parcels, of which six were related to the sale of the Texas properties, for a gross sales price of $18.5 million. There were no land sales during 2005. These gains are included in continuing operations rather than discontinued operations because they had no operating income.

     Equity in income from unconsolidated joint venture was $1.7 million for 2006. This income is primarily due to Parcel F LLC, an entity in which we had a 50% interest, selling its land parcel and our pro-rata share of the gain.
     We sold four income-producing properties in individual transactions, the 29 Texas properties and, at December 31, 2006, have one property held for sale that qualifies for discontinued operations. The $4.9 million of operating results of these properties are reflected as operations of income-producing properties sold or held for sale. The sales of the properties during 2006 produced an aggregate gain of $115.2 million. The 2005 operations of income-producing properties sold or held for sale of $21.2 million reflects a reclassification of operations for properties sold during 2005 and 2006 and the one property held for sale at December 31, 2006 that qualifies as discontinued operations. We recognized gains of $11.5 million in 2005 related to the sales of properties during that year.
     As a result of the foregoing, net income increased by $84.2 million, or 90.8%, to $177.0 million for 2006 from $92.7 million in 2005.
Comparison of the years ended December 31, 2005 and 2004
     The following summarizes items from our audited consolidated statements of operations that we think are important in understanding our operations and/or those items which significantly changed in 2005 compared to 2004:

	For the year ended December 31,
	2005	2004	Change
	(in thousands)
Total revenue	$208,887	$185,997	12.3%
Property operating expenses	$48,962	$43,713	12.0%
Property Management and Leasing Services	$229	$82	179.3%
Rental property depreciation and amortization	$34,581	$29,634	16.7%
General and administrative expenses	$23,512	$22,433	4.8%
Interest expense	$47,795	$41,486	15.2%
Investment income	$7,941	$2,346	238.5%
Discontinued operations	$32,634	$48,362	32.5%
     Total revenue increased by $22.9 million, or 12.3%, to $208.9 million in 2005 from $186.0 million in 2004. The following factors accounted for this difference:
•	Properties acquired during 2005 increased revenue by approximately $426,000;

•	The full year 2005 benefited from properties acquired during 2004 which increased revenue by approximately $11.5 million;

•	Same property revenue increased by approximately $9.3 million in 2005 due to higher termination fees, expense recovery revenue and increases in leasing rates;

•	The completion of development and redevelopment properties increased revenue by approximately $1.4 million, and

•	Property management and leasing services revenue increased by $320,000 as a result of providing additional leasing services to third parties.
     Property operating expenses increased by $5.2 million, or 12.0%, to $49.0 million for 2005 from $43.7 million in 2004. The following factors accounted for this difference:
•	Properties acquired during 2005 increased operating expenses by approximately $210,000;

•	Properties acquired during 2004 increased the full year 2005 operating expenses by approximately $1.1 million;

•	Same property operating expenses increased by $3.4 million as a result of higher hurricane-related clean up and repairs and other maintenance expenses, and

•	The completion of development and redevelopment properties increased operating expenses by $466,000.
     Property management and leasing services expense increased in 2005 by approximately $147,000 as a result of providing additional leasing services to third parties.
     Rental property depreciation and amortization increased by $5.0 million, or 16.7%, to $34.6 million for 2005 from $29.6 million in 2004. The following factors accounted for this difference:
•	Properties acquired during 2005 increased depreciation and amortization by $129,000;

•	Properties acquired during 2004 increased the full year 2005 depreciation and amortization expense by approximately $2.8 million;

•	Same property depreciation and amortization increased by $1.9 million related to leasing and tenant improvement amortization, and

•	Completion of development and redevelopment properties increased depreciation and amortization by $198,000.
     General and administrative expenses increased by $1.1 million, or 4.8%, to $23.5 million for 2005 from $22.4 million in 2004. Included in this increase were $1.4 million of compensation and employment related expenses due to additional staffing related to our growth, expansion into the northeast and additional staffing to meet compliance with the Sarbanes-Oxley Act of 2002; $97,000 related to computer upgrade, software and licenses expenses; $113,000 of additional office expenses and $228,000 of depreciation expense related to additional furniture and fixture purchases. These increases were offset by a reduction of $231,000 in professional fees related to compliance costs incurred in 2004 to implement requirements under the Sarbanes-Oxley Act of 2002 and $698,000 less in abandoned pre-acquisition due diligence costs.
     Interest expense increased by $6.3 million, or 15.2%, to $47.8 million for 2005 from $41.5 million in 2004. This difference was primarily due to:
•	An increase of $1.9 million attributable to the $200 million unsecured senior notes issued in March 2004 and $1.8 million attributable to the $120 million unsecured senior notes issued in September 2005;

•	An increase of $1.6 million in interest expense attributable to an increase in the variable interest rate on the $100 million swap;

•	An increase of $1.3 million of interest expense attributable to the assumption of mortgage debt related to the acquisition of properties during 2004;

•	An increase of $2.3 million of interest expense attributable to outstanding principal balances on our line credit, resulting from the payoff of $26.7 million of mortgage notes, acquisitions of property and development activities and increase in the variable interest rate on the borrowings;

•	A decrease of $2.5 million of interest expense attributable to the payoff of $26.7 million of mortgage notes and amortization of loan principal, and

•	An increase in capitalized interest due to development and redevelopment activities which decreased interest expense by $150,000.
     Investment income increased by $5.6 million or 238.5% to $7.9 million for 2005 from $2.3 million in 2004 due to a $5.0 million gain on the sale of Cedar Shopping Center common and preferred stock and an increase of $906,000 of dividends received on the shares prior to their sale in 2005, offset by a $554,000 reduction in interest income on the Winn Dixie bonds. We ceased recognizing interest income on the bonds until the payment of the interest is received from Winn Dixie.
     During 2006, we sold four income-producing properties in individual transactions, the 29 Texas properties and at December 31, 2006, had one property held for sale that qualifies for discontinued operations. The 2005 operations of income-producing properties sold or held for sale of $21.2 million reflect a reclassification of operations for properties sold during 2005 and 2006. The sales of properties during 2005 produced an aggregate gain of $11.5 million. The 2004 operations of income-producing properties sold or held for sale of $26.3 million reflect a reclassification of operations for properties sold during 2004, 2005 and 2006 and the one property held for sale at December 31, 2006 that qualifies as discontinued operations. We recognized gains of $22.2 million in 2004 related to the sales of properties during 2004.

     During 2004, the limited partners of IRT Partners LP elected to convert their partnership interest into shares of our common stock. This conversion resulted in a decrease in the minority interest.
     As a result of the foregoing, net income decreased by $5.1 million, or 5.2%, to $92.7 million for 2005 from $97.8 million in 2004.
Liquidity and Capital Resources
     Due to the nature of our business and strategy, we typically generate significant amounts of cash from operations. The cash generated from operations is primarily paid to our shareholders in the form of dividends. Our status as a REIT requires that we distribute at least 90% of our REIT taxable income (including net capital gain) each year, as defined in the Code.
     Our short-term liquidity requirements consist primarily of obligations under our capital and operating leases, normal recurring operating expenses, regular debt service requirements (including debt service relating to additional or replacement debt, as well as scheduled debt maturities), recurring company expenditures, such as general and administrative expenses, non-recurring company expenditures (such as tenant improvements and redevelopments) and dividends to common stockholders. Historically, we have satisfied these requirements principally through cash generated from operations.
     Our long-term capital requirements consist primarily of maturities under our long-term debt, development and redevelopment costs and potential acquisitions. We expect to fund these through a combination of sources which we believe will be available to us, including additional and replacement secured and unsecured borrowings, issuance of additional equity, joint venture relationships relating to existing properties or new acquisitions, and property dispositions. Overall capital requirements in 2007 will depend upon acquisition opportunities, the level of improvements and redevelopments on existing properties and the timing and cost of development of future phases of existing properties.
     The cash needed to execute our operating and investing strategies, as well as to pay our debt at maturity, must come from one or more of the following sources:
•	cash provided by operations that is not distributed to stockholders,

•	unsecured debt financing and/or mortgage financings,

•	proceeds from the issuance of new debt or equity securities,

•	proceeds of property dispositions, or

•	other debt and equity alternatives, including formation of joint ventures, in a manner consistent with our intention to operate with a conservative debt structure.
     It is management’s intention that we have access to the capital resources necessary to operate, expand and develop our business. As a result, we intend to operate with and maintain a conservative capital structure that will allow us to maintain strong debt service coverage and fixed-charge coverage ratios as part of our commitment to investment-grade debt ratings.
     While we believe that cash generated from operations, borrowings under our unsecured revolving credit facilities and our access to other longer term capital sources will be sufficient to meet our short-term and long-term liquidity requirements, there are risks inherent in our business, including those risks described in “Risk Factors,” that may have a material adverse effect on our cash flow, and, therefore, on our ability to meet these requirements.
     As of December 31, 2006, we had approximately $1.5 million of cash held in escrow and no available cash and cash equivalents on hand. However, cash and cash equivalents are not a good indicator of our liquidity. We have revolving credit facilities with aggregate potential borrowing limits up to $280.0 million, which we can utilize to initially finance the acquisition of properties and meet other short-term working capital requirements. As of December 31, 2006, we had $114.3 million available that can be drawn under our revolving credit facilities. We drew an additional $35.0 million during the first two months of 2007 to fund acquisitions.

     Summary of Cash Flows. The following summary discussion of our cash flows is based on the consolidated statements of cash flows and is not meant to be an all-inclusive discussion of the changes in our cash flows for the periods presented below:

	Year Ended December 31,
	2006	2005	2004
Net cash provided by operating activities	$94,643	$117,192	$113,110
Net cash provided by (used in) investing activities	114,813	(82,371)	(244,851)
Net cash provided by (used in) financing activities	(209,558)	(39,841)	135,897
     We anticipate that cash flows from operating activities will continue to provide adequate capital for dividend payments in accordance with the IRS’ REIT requirements and our operating needs. Depending on capital market conditions, we anticipate using cash on hand, borrowings under our existing unsecured revolving credit facilities, assumptions of mortgages, issuance of unsecured public debt and equity as well as other similar financing to provide the necessary capital to meet our needs.
     Our principal source of operating cash flow is cash generated from our rental properties. Our properties provide a relatively consistent stream of cash flow that provides us with resources to fund operating expenses, debt service and quarterly dividends. The proceeds from the sale of assets classified as discontinued operations and other asset dispositions are utilized to acquire and develop assets.
     Net cash provided by operations for the year-ended December 31, 2006 was $94.6 million which included: (i) net income of $177.0, (ii) adjustments for non-cash and gain on sale items which decreased cash flow by $82.2 million and (iii) a net change in operating assets over operating liabilities which increased cash flows by $150,000.
     Net cash provided by operations of $117.2 million for the year ended December 31, 2005 included: (i) net income of $92.7 million, (ii) adjustments for non-cash and gain on sale items which increased cash flow by $24.7 million, and (iii) a net change in operating assets over operating liabilities which reduced cash flows by $262,000.
     Net cash provided by operations of $113.1 million for the year ended December 31, 2004, included: (i) net income of $97.8 million, (ii) adjustments for non-cash and gain on sale items which increased cash flow by $13.1 million, and (iii), a net change in operating liabilities over operating assets which increased cash flows by $2.2 million.
     Cash provided by investing activities for the year ended December 31, 2006 of $114.8 million was primarily attributable to proceeds from the disposal of our Texas properties and real estate of $411.0 million, cash consideration used in acquisitions of rental property $186.0 million, land held for development of $45.8 million, construction in progress of $47.4 million and acquisition of securities of $29.8 million. Cash used by investing activities in 2005 of $82.4 million was primarily attributable to cash consideration used in acquisitions of securities of $60.6 million, acquisitions of rental property of $36.1 million, additions to land held for development of $29.3 million, additions to construction in progress of $23.1 million offset by the proceeds from the sale of real estate and income-producing properties of $44.0 million and sale of securities of $32.3 million. Cash used in investing activities in 2004 of $244.9 million was primarily attributable to cash consideration used in acquisitions of rental property of $263.6 million, acquisitions of securities of $36.4 million, construction in progress of $21.6 million and proceeds from the disposal of real estate and income-producing properties of $72.6 million.
     Cash used in financing activities for the year ended December 31, 2006 of $209.6 million was primarily attributable to cash dividends paid to stockholders of $162.7 million, repayment of senior debt of $125.0 million, repayment of mortgages of $88.9 million, repurchase of our common stock of $69.1 million, and repayment of borrowings under our revolving credit facilities of $16.7 million, offset by the proceeds from our senior debt offerings of $246.9 million. Cash used in financing activities for 2005 of $39.8 million was primarily attributable to cash dividends paid to stockholders of $87.3 million, repayment of borrowings under our revolving credit facilities of $53.8 million, and repayment of mortgages of $48.1 million, offset by the proceeds from our senior debt offering of $118.6 million and issuance of our common stock of $31.5 million. Cash provided by financing activities for 2004 of $135.9 million was primarily attributable to proceeds of our senior debt offering of $198.6 million and proceeds from issuance of our common stock of $58.3 million, offset by the cash dividends paid to stockholders of $80.9 million, the repayment of our mortgages of $25.7 million and the repayment of borrowings under our revolving credit facilities of $15.0 million.
     Contractual Commitments. The following tables set forth certain information regarding future contractual obligations, excluding interest, as of December 31, 2006 (in thousands):

	Payments due by period
	Total	Less than 1 year (2)	1-3 years	3-5 years	More than 5 years
	(In thousands)
Mortgage notes payable:
Scheduled amortization	$105,121	$10,205	$20,871	$17,643	$56,402
Balloon payments	286,526	2,864	46,400	168,827	68,435

Total mortgage obligations	391,647	13,069	67,271	186,470	124,837
Unsecured revolving credit facilities	76,500	—	76,500	—	—
Unsecured senior notes (1)	595,000	—	200,000	—	395,000
Capital leases	—	—	—	—	—
Operating leases	686	425	161	100	—
Construction commitments	19,444	19,444	—	—	—

Total contractual obligations	$1,083,277	$32,938	$343,932	$186,570	$519,837

(1)	$100 million of the outstanding balance has been swapped to a floating interest rate based on the 6 month LIBOR in arrears, plus 0.4375%. The contractual obligations for the unsecured senior notes do not reflect this interest rate swap.
     Our debt level could subject us to various risks, including the risk that our cash flow will be insufficient to meet required payments of principal and interest, and the risk that the resulting reduction in financial flexibility could inhibit our ability to develop or improve our rental properties, withstand downturns in our rental income, or take advantage of business opportunities. In addition, because we currently anticipate that only a small portion of the principal of our indebtedness will be repaid prior to maturity, it is expected that it will be necessary to refinance the majority of our debt. Accordingly, there is a risk that such indebtedness will not be able to be refinanced or that the terms of any refinancing will not be as favorable as the terms of our current indebtedness.
     The following table sets forth certain information regarding future interest obligations on outstanding debt as of December 31, 2006 (in thousands):

	Payments due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Mortgage notes	$146,324	$28,619	$50,913	$32,907	$33,885
Unsecured senior notes(1)	248,678	32,848	61,133	47,446	107,251
Unsecured revolving credit facilities(2)	8,788	4,304	4,484	—	—

Total interest obligations	$403,790	$65,771	$116,530	$80,353	$141,136

(1)	$100 million of the outstanding principal balance has been swapped to a floating interest rate based on the 6 month LIBOR in arrears, plus 0.4375%. The interest obligations for the unsecured senior notes presented above assume that the rate that was in effect at December 31, 2006 remains the same for this interest rate swap.

(2)	Interest on the unsecured revolving credit facility is variable; these amounts assume that the weighted average interest rate remains the same as the rate at December 31, 2006.

Indebtedness
     The following table sets forth certain information regarding our indebtedness as of December 31, 2006 (dollars in thousands):
Fixed Rate Mortgage Debt

	Balance at
	December 31,			Balance Due
Property	2006	Interest Rate(1)	Maturity Date	at Maturity
Rosemeade	$2,947	8.295%	12/01/07	$2,864
Commonwealth	2,374	7.000%	02/15/08	2,217
Mariners Crossing	3,224	7.080%	03/01/08	3,154
Pine Island/Ridge Plaza	23,781	6.910%	07/01/08	23,104
Shoppes of North Port	3,788	6.650%	02/08/09	3,526
Prosperity Centre	5,193	7.875%	03/01/09	4,137
Shoppes of Ibis	5,294	6.730%	09/01/09	4,680
Tamarac Town Square	5,927	9.190%	10/01/09	5,583
Park Promenade	6,100	8.100%	02/01/10	5,833
Skipper Palms	3,456	8.625%	03/01/10	3,318
Jonathan’s Landing	2,793	8.050%	05/01/10	2,639
Bluff’s Square	9,815	8.740%	06/01/10	9,401
Kirkman Shoppes	9,268	8.740%	06/01/10	8,878
Ross Plaza	6,464	8.740%	06/01/10	6,192
Shoppes of Andros Isle	6,419	7.900%	06/10/10	5,800
Boynton Plaza	7,259	8.030%	07/01/10	6,902
Pointe Royale	3,724	7.950%	07/15/10	2,502
Shops at Skylake	13,453	7.650%	08/01/10	11,644
Parkwest Crossing	4,584	8.100%	09/01/10	4,352
Spalding Village	9,538	8.190%	09/01/10	7,932
Charlotte Square	3,402	9.190%	02/01/11	2,992
Forest Village	4,333	7.270%	04/01/11	4,044
Boca Village	8,011	7.200%	05/01/11	7,466
MacLand Pointe	5,659	7.250%	05/01/11	5,267
Pine Ridge Square	7,090	7.020%	05/01/11	6,579
Sawgrass Promenade	8,011	7.200%	05/01/11	7,466
Presidential Markets	26,561	7.650%	06/01/11	24,863
Lake Mary	23,720	7.250%	11/01/11	21,973
Lake St. Charles	3,743	7.130%	11/01/11	3,461
Belfair Towne Village	10,755	7.320%	12/01/11	9,322
Marco Town Center	8,236	6.700%	01/01/12	7,150
Riverside Square	7,347	9.190%	03/01/12	6,458
Cashmere	4,916	5.880%	11/01/12	4,084
Eastwood	5,857	5.880%	11/01/12	4,866
Meadows	6,155	5.870%	11/01/12	5,113
Sparkleberry Square	6,389	6.170%	11/30/12	5,374
Lutz Lake	7,500	6.280%	12/01/12	7,012
Midpoint Center	6,714	5.770%	07/10/13	5,458
Alafaya Village	4,090	5.990%	11/11/13	3,603
Summerlin Square	3,010	6.750%	02/01/14	—
South Point	8,198	5.720%	07/10/14	6,509
Bird Ludlum	8,328	7.680%	04/01/15	—
Treasure Coast	3,920	8.000%	04/01/15	—
Shoppes of Silverlakes	2,280	7.750%	07/01/15	—
Grassland Crossing	5,473	7.870%	12/01/16	2,601
Mableton Crossing	3,852	6.850%	08/15/18	1,869
Sparkleberry Square	7,297	6.750%	06/30/20	—
BridgeMill	9,033	7.940%	05/05/21	3,761
Westport Plaza	4,681	7.490%	08/24/23	1,340
Chastain Square	3,608	6.500%	02/28/24	—
Daniel Village	3,943	6.500%	02/28/24	—
Douglas Commons	4,699	6.500%	02/28/24	—

	Balance at
	December 31,			Balance Due
Property	2006	Interest Rate(1)	Maturity Date	at Maturity
Fairview Oaks	4,447	6.500%	02/28/24	—
Madison Centre	3,608	6.500%	02/28/24	—
Paulding Commons	6,126	6.500%	02/28/24	—
Siegen Village	3,985	6.500%	02/28/24	—
Wesley Chapel Crossing	3,147	6.500%	02/28/24	—
Webster Plaza	8,122	8.070%	08/15/24	2,793

Total Fixed Rate Mortgage Debt
(58 loans outstanding)	$391,647	7.260%	5.4 years	$286,082

		(wtd.-avg.	(wtd.-avg.
			maturity)

(1)	The rate in effect on December 31, 2006, excludes effect of premium/discounts.
     The weighted average interest rate at December 31, 2006 and 2005 was 7.26% and 7.19%, respectively, excluding the effects of the premium adjustment.
     Each of the existing mortgage loans is secured by a mortgage on one or more of our properties. Certain of the mortgage loans involving an aggregate principal balance of approximately $76.4 million contain prohibitions on transfers of ownership which may have been violated by our previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving our capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. To date, no lender has notified us that it intends to accelerate its mortgage. In the event that the mortgage holders declare defaults under the mortgage documents, we will, if required, prepay the remaining mortgage from existing resources, refinancing of such mortgages, borrowings under our other lines of credit or other sources of financing. Based on discussions with various lenders, current credit market conditions and other factors, we believe that the mortgages will not be accelerated. Accordingly, we believe that the violations of these prohibitions will not have a material adverse impact on our results of operations or financial condition.

	Balance at
	December 31,			Balance Due at
Unsecured senior notes payable	2006	Interest Rate (1)	Maturity date	Maturity
3.875% senior notes (3)	$200,000	3.875%	04/15/09	$200,000
Fair value of $100MM fixed-to-floating interest rate swap	(3,813)	6-month Libor + 0.4375%	04/15/09	(3,813)
7.84% senior notes	25,000	7.840%	01/23/12	25,000
5.375% senior notes	120,000	5.375%	10/15/15	120,000
6.00% senior notes	125,000	6.000%	09/15/16	125,000
6.25% senior notes	125,000	6.250%	01/15/17	125,000

Total unsecured senior notes payable	$591,187	5.666%	7.2 years	$591,187

		(wtd-avg interest rate)	(wtd-avg maturity)

(1)	$100 million of the outstanding balance has been swapped to a floating interest rate based on the 6 month LIBOR in arrears, plus 0.4375%. The indicated rate and weighted average rate for the unsecured senior notes do not reflect this interest rate swap.
     The weighted average interest rate of our unsecured senior notes at December 31, 2006 and 2005 was 5.67% and 5.2%, respectively, excluding the effects of the premium/discount adjustment and fair value of the swap.
     The indentures under which our unsecured senior notes were issued have several covenants which limit our ability to incur debt, require us to maintain an unencumbered assets ratio above a specified level and limit our ability to consolidate, sell, lease, or convey substantially all of our assets to, or merge with any other entity. These notes have also been guaranteed by most of our subsidiaries.
     We swapped $100.0 million of the $200.0 million 3.875% senior notes to a floating interest rate based on 6-month LIBOR in arrears plus 0.4375%.

Total Unsecured Variable Rate Revolving Credit	Balance at			Balance Due at
Facilities	December 31, 2006	Interest Rate(1)	Maturity date	Maturity
Wells Fargo	$76,500	5.627%	01/17/09	$76,500
City National Bank	—	LIBOR + 1.00%	05/11/07	—

Total revolving credit facilities	$76,500			76,500

(1)	The rate in effect on December 31, 2006
     In January 2006, we amended and restated our unsecured revolving credit facility with a syndicate of banks for which Wells Fargo Bank, National Association is the sole lead arranger and administrative agent. This facility has a maximum principal amount of $275 million and bears interest at our option at (i) LIBOR plus 0.45% to 1.15%, depending on the credit ratings of our senior unsecured long term notes, or (ii) the Federal Funds Rate plus 0.5%. The facility is guaranteed by most of our subsidiaries. Based on our current rating, the LIBOR spread is 0.80%. The facility also includes a competitive bid option which allows us to conduct auctions among the participating banks for borrowings in an amount not to exceed $137.5 million, a $35 million swing line facility for short-term borrowings and a $20 million letter of credit commitment and may, at our request, be increased up to a total commitment of $400 million. The facility expires January 17, 2009 with a one-year extension option. In addition, the facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, interest coverage, EBITDA coverage ratios, unencumbered properties and permitted investments which may limit the amount available under the facility. The facility also prohibits stockholder distributions in excess of 95% of funds from operations calculated at the end of each fiscal quarter for the four fiscal quarters then ending. Notwithstanding this limitation, we can make stockholder distributions to avoid income taxes on asset sales. If a default under the facility exists, our ability to pay dividends would be limited to the amount necessary to maintain the Company’s status as a REIT unless the default is a payment default or bankruptcy event in which case we would be prohibited from paying any dividends.
     We also have a $5.0 million unsecured credit facility with City National Bank of Florida, of which there was no outstanding balance as of December 31, 2006 and $165,000 outstanding balance at December 31, 2005. This facility also provides collateral for $1.4 million in outstanding letters of credit.
     As of December 31, 2006, the availability under the various credit facilities was approximately $114.3 million, net of outstanding balances and letters of credit.
     We may not have sufficient funds on hand to repay balloon amounts on our indebtedness at maturity. Therefore, we expect to refinance this indebtedness either through additional mortgage financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings. Our results of operations could be affected if the cost of new debt is greater or lesser than the cost of the maturing debt. If new financing is not available, we could be required to sell assets and our business would be adversely affected.
     Shelf Registration. We have a universal shelf registration statement on file with the Securities and Exchange Commission, which will permit us, from time to time, to offer and sell various types of securities, including common stock, preferred stock, debt securities, depositary shares and warrants. The registration statement provides us additional flexibility in accessing capital markets to fund future growth and for general corporate purposes.
     Equity. For the year ended December 31, 2006, we issued 383,230 shares of our common stock pursuant to the exercise of stock options at prices ranging from $9.73 to $21.07 per share. We also issued 211,070 shares of common stock at prices ranging from $22.92 to $24.01 per share pursuant to our Divided Reinvestment and Stock Purchase Plan. While reinvestments and purchases under this plan are currently suspended, as of December 31, 2006, there were approximately 5.4 million shares available for sale under the plan if reinstated.
     Future Capital Requirements. We believe, based on currently proposed plans and assumptions relating to our operations, that our existing financial arrangements, together with cash generated from our operations, will be sufficient to satisfy our cash requirements for a period of at least twelve months. In the event that our plans change, our assumptions change or prove to be inaccurate or cash flows from operations or amounts available under existing financing arrangements prove to be insufficient to fund our expansion and development efforts or to the extent we discover suitable acquisition targets the purchase price of which exceeds our existing liquidity, we would be required to seek additional sources of financing. There can be no assurance that any additional financing will be available on acceptable terms or at all, and any future equity financing could be dilutive to existing stockholders. If adequate funds are not available, our business operations could be materially adversely affected.
     Distributions. We believe that we currently qualify, and intend to continue to qualify in the future, as a REIT under the Internal Revenue Code. As a REIT, we are allowed to reduce taxable income by all or a portion of our distributions to stockholders. As distributions have exceeded taxable income, no provision for federal income taxes has been made. While we intend to continue to pay dividends to our stockholders, we also will reserve such amounts of cash flow as we consider necessary for the proper maintenance and improvement of our real estate and other corporate purposes while still maintaining our qualification as a REIT. Our cash distributions for the year ended December 31, 2006 were $162.7 million.
Off-Balance Sheet Arrangements
     From time to time, we may have off-balance-sheet joint ventures and other unconsolidated arrangements with varying structures. For example, from April through December, we had a 20% interest in a joint venture that owned 29 properties in Texas, and we accounted for this investment using the equity method of accounting. We sold our 20% interest in the joint venture in December and had no unconsolidated joint ventures reported using the equity method of accounting at December 31, 2006.
     We consolidate entities in which we own less than a 100% equity interest if we have a controlling interest or are the primary beneficiary in a variable-interest entity, as defined in Financial Interpretation No. 46, Consolidation of Variable Interest Entities.
     Letters of Credit. As of December 31, 2006, we have pledged letters of credit for $6.1 as additional security for certain property matters. The letters of credit are secured by our revolving credit facilities.
     Construction Commitments. We have entered into construction commitments and have outstanding as of December 2006 to fund $19.7 million, based on current plans and estimates, in order to complete current development and redevelopment projects. These obligations, comprised principally of construction contracts, are generally due as the work is performed and are expected to be financed by our available credit facilities.
     Operating Lease Obligations. Certain of our properties are subject to a ground lease, which are accounted for as operating leases and have annual obligations of approximately $100,000.
     Non-Recourse Debt Guarantees. Under certain of our and joint venture non-recourse mortgage loans, we could, under certain circumstances, be responsible for portions of the mortgage indebtedness in connection with certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds and material misrepresentations. In management’s judgment, it would be extremely unlikely for us to incur any material liability under these guarantees that will have a material adverse effect on the financial condition, results of operations, or cash flow of the Company.
Environmental Matters
     We are subject to numerous environmental laws and regulations. The operation of dry cleaning facilities or gas stations at our shopping centers is the principal environmental concern. We require that the tenants who operate these facilities do so in material compliance with current laws and regulations and we have established procedures to monitor their operations. Additionally, we use all legal means to cause tenants to remove dry cleaning plants from our shopping centers. Where available, we have applied and been accepted into state sponsored environmental programs. Several properties in our portfolio will require or are currently undergoing varying levels of environmental remediation. However, we have environmental insurance policies covering most of our properties.
     We believe that the ultimate disposition of currently known environmental matters will not have a material effect on our financial position, liquidity or operations.

Inflation and Recession Considerations
     Most of our leases contain provisions designed to partially mitigate the adverse impact of inflation. Most of our leases require the tenant to pay its share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing our exposure to increases in costs and operating expenses resulting from inflation. A small number of our leases also include clauses enabling us to receive percentage rents based on a tenant’s gross sales above predetermined levels, which sales generally increase as prices rise, or escalation clauses which are typically related to increases in the Consumer Price Index or similar inflation indices.
     Our financial results are affected by general economic conditions in the markets in which our properties are located. An economic recession, or other adverse changes in general or local economic conditions, could result in the inability of some of our existing tenants to meet their lease obligations and could otherwise adversely affect our ability to attract or retain tenants.
ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
Interest Rate Risk
     Interest Rate Risk. The primary market risk to which we have exposure is interest rate risk. Changes in interest rates can affect our net income and cash flows. As changes in market conditions occur and interest rates increase or decrease, interest expense on the variable component of our debt will move in the same direction. We intend to utilize variable rate indebtedness available under our unsecured revolving credit facilities in order to initially fund future acquisitions, development costs and for other operating needs. With respect to our fixed rate mortgage notes and fixed rate senior unsecured notes, changes in interest rates generally do not affect our interest expense as these notes are predominantly at fixed-rates for extended terms. Because we have the intent to hold our existing fixed rate notes either to maturity or until the sale of the associated property, these fixed-rate notes do not pose an interest rate risk to our results of operations or our working capital position, only upon the refinancing of that mortgage. Our possible risk is from increases in long-term interest rates that may occur over a period of several years, as this may decrease the overall value of our real estate.
     As of December 31, 2006, we had approximately $176.5 million of outstanding floating rate debt, including $100.0 million of fixed rate borrowings that we have converted to floating rate borrowings through the use of hedging agreements. We do not believe that the interest rate risk represented by our floating rate debt is material as of December 31, 2006, in relation to our $1.1 billion of outstanding debt, $2.1 billion of total assets and $2.0 billion total equity market capitalization as of that date.
     If interest rates on our variable rate debt increase by 1%, the increase in annual interest expense on our variable rate debt would decrease future earnings and cash flows by approximately $1.8 million. If interest rates on our variable rate debt decrease by 1%, the decrease in interest expense on our variable rate debt would increase future earnings and cash flows by approximately $1.8 million. This assumes that the amount outstanding under our variable rate debt remains at approximately $176.5 million (including the $100 million of fixed rate debt converted to floating rate debt through the use of hedging agreements), the balance as of December 31, 2006.
     The fair value of our fixed rate debt is $896.0 million, which includes the mortgage notes and fixed rate portion of senior unsecured notes payable (excluding the unamortized premium). If interest rates increase by 1%, the fair value of our total fixed rate debt would decrease by approximately $41.5 million. If interest rates decrease by 1%, the fair value of our total outstanding debt would increase by approximately $51.8 million. This assumes that our total outstanding fixed rate debt remains at $886.6 million, the balance as of December 31, 2006.
     Hedging. To manage, or hedge, our exposure to interest rate risk, we follow established risk management policies and procedures, including the use of a variety of derivative financial instruments. We do not enter into derivative instruments for speculative purposes. We require that the hedges or derivative financial instruments be effective in managing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential to qualify for hedge accounting. Hedges that meet these hedging criteria are formally designated as such at the inception of the contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, resulting in some ineffectiveness, the change in the fair value of the derivative instrument will be included in earnings. Additionally, any derivative instrument used for risk management that becomes ineffective is marked-to-market each period and would be charged to operations.

     We are exposed to credit risk, in the event of non-performance by the counter-parties to the hedge agreements. We believe that we mitigate our credit risk by entering into these agreements with major financial institutions. Net interest differentials to be paid or received under a swap contract and/or collar agreement are included in interest expense as incurred or earned.
     We have entered into treasury locks for an anticipated financing by August 2007 at a weighted average interest rate of 5.10% per annum on notional amounts aggregating $85.0 million which were executed to hedge the benchmark interest rate associated with forecasted interest payments relating to an anticipated issuance of fixed rate borrowings
     During 2004, concurrent with the issuance of $200 million unsecured senior notes, we entered into a $100.0 million notional principal variable rate interest swap with an estimated fair value of $3.8 million as of December 31, 2006. This swap converted fixed rate debt to variable rate based on the 6 month LIBOR in arrears plus 0.4375%, and matures April 15, 2009.
     The estimated fair value of our derivative financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value.
Other Market Risks
     As of December 31, 2006, we had no material exposure to any other market risks (including foreign currency exchange risk, commodity price risk or equity price risk).
     In making this determination and for purposes of the Securities and Exchange Commission’s market risk disclosure requirements, we have estimated the fair value of our financial instruments at December 31, 2006 based on pertinent information available to management as of that date. Although management is not aware of any factors that would significantly affect the estimated fair value amounts as of December 31, 2006, future estimates of fair value and the amounts which may be paid or realized in the future may differ significantly from amounts presented.
ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     The financial statements and supplementary data required by Regulation S-X are included in this Form 8-K commencing on page F-1.

EQUITY ONE, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Reports of Independent Registered Public Accounting Firms	F-2

Audited Consolidated Balance Sheets as of December 31, 2006 and 2005	F-4

Audited Consolidated Statements of Operations Years Ended December 31, 2006, 2005, and 2004	F-5

Audited Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2006, 2005 and 2004	F-6

Audited Consolidated Statements of Stockholders’ Equity Years Ended December 31, 2004, 2005 and 2006	F-7

Audited Consolidated Statements of Cash Flows Years Ended December 31, 2006, 2005, and 2004	F-8

Notes to the Audited Consolidated Financial Statements for the Years ended December 31, 2006, 2005 and 2004	F-10

Schedules to Financial Statements	S-1

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Equity One, Inc.
     We have audited the accompanying consolidated balance sheets of Equity One, Inc. and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for the years then ended. Our audit also included financial statement schedules included as part of these financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Equity One, Inc. and subsidiaries at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.
     As discussed in Note 2 to the consolidated financial statements, the Company adopted SFAS No. 123(R), “Share-Based Payment,” applying the modified prospective method at the beginning of fiscal year 2006.
     We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2007 expressed an unqualified opinion thereon.
/s/ ERNST & YOUNG LLP

Certified Public Accountants
Miami, Florida
February 26, 2007
except for Note 9, as to which the date is
October 15, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Equity One, Inc.
North Miami Beach, Florida
We have audited the accompanying consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows of Equity One, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the Company’s results of operations and cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 9 to the financial statements, the accompanying financial statements have been retrospectively adjusted for discontinued operations.
/s/ DELOITTE & TOUCHE LLP
Certified Public Accountants
Miami, Florida
March 11, 2005 (October 15, 2007, as to the effects
of the discontinued operations described in Note 9)

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Balance Sheets as of December 31, 2006 and 2005
(In thousands, except per share amounts)

	2006	2005
ASSETS
Properties:
Income producing	$1,896,843	$1,661,243
Less: accumulated depreciation	(144,825)	(111,031)

Income-producing property, net	1,752,018	1,550,212
Construction in progress and land held for development	113,340	64,202
Property held for sale	20,353	282,091

Properties, net	1,885,711	1,896,505
Cash and cash equivalents	—	102
Cash held in escrow	1,547	—
Accounts and other receivables, net	18,967	17,600
Securities	75,102	67,588
Goodwill	13,092	12,013
Other assets	57,430	58,225

Total	$2,051,849	$2,052,033

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable
Mortgage notes payable	$391,647	$392,480
Mortgage notes payable related to property held for sale	—	54,445
Unsecured revolving credit facilities	76,500	93,165
Unsecured senior notes payable	591,187	465,404

	1,059,334	1,005,494
Unamortized premium/discount on notes payable	10,322	15,830

Total notes payable	1,069,656	1,021,324
Other liabilities
Accounts payable and accrued expenses	36,565	40,161
Tenant security deposits	9,622	9,561
Other liabilities	9,339	6,833

Total liabilities	1,125,182	1,077,879

Minority interest	989	1,425

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value - 10,000 shares authorized but unissued	—	—
Common stock, $0.01 par value - 100,000 shares authorized, 72,756 and 75,409 shares issued and outstanding for 2006 and 2005, respectively	728	754
Additional paid-in capital	895,247	955,378
Retained earnings	37,201	22,950
Accumulated other comprehensive (loss) income	(7,498)	3,404
Unamortized restricted stock compensation	—	(9,692)
Notes receivable from issuance of common stock	—	(65)

Total stockholders’ equity	925,678	972,729

Total	$2,051,849	$2,052,033

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Statements of Operations
Years Ended December 31, 2006, 2005, and 2004
(In thousands, except per share amounts)

	2006	2005	2004
Revenue:
Minimum rents	$177,358	$162,662	$146,013
Expense recoveries	50,823	44,010	37,971
Percentage rent	2,063	1,717	1,834
Management and leasing services	2,067	498	179

Total revenue	232,311	208,887	185,997

Costs and expenses:
Property operating	58,941	48,962	43,713
Services	1,861	229	82
Rental property depreciation and amortization	41,576	34,581	29,634
General and administrative	33,555	23,512	22,433

Total costs and expenses	135,933	107,284	95,862

Income before other income and expenses, minority interest and discontinued operations	96,378	101,603	90,135
Other income and (expenses):
Interest expense	(54,458)	(47,795)	(41,486)
Amortization of deferred financing fees	(1,490)	(1,454)	(1,335)
Investment income	7,487	7,941	2,346
Gain on the sale of real estate	6,937	—	—
Equity in income of unconsolidated joint ventures	1,650	—	—
Gain on extinguishment of debt	165	—	—
Other income	389	—	358

Income before minority interest and discontinued operations	57,058	60,295	50,018
Minority interest)	(206)	(188)	(576)

Income from continuing operations	56,852	60,107	49,442

Discontinued operations:
Operations of income-producing properties sold or held for sale	4,935	21,174	26,299
Gain on disposal of income-producing properties	115,168	11,460	22,176
Minority interest	—	—	(113)

Income from discontinued operations	120,103	32,634	48,362

Net income	$176,955	$92,741	$97,804

Earnings per share:
Basic earnings per share
Income from continuing operations	$0.77	$0.81	$0.70
Income from discontinued operations	1.63	0.45	0.69

Total basic earnings per share	$2.40	$1.26	$1.39

Number of shares used in computing basic earnings per share	73,598	73,840	70,447

Diluted earnings per share
Income from continuing operations	$0.77	$0.81	$0.70
Income from discontinued operations	1.61	0.43	0.67

Total diluted earnings per share	$2.38	$1.24	$1.37

Number of shares used in computing diluted earnings per share	74,324	74,790	72,036

See accompanying notes to the consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Statements of Comprehensive Income for
the Years Ended December 31, 2006, 2005 and 2004
(In thousands, except per share amounts)

	2006	2005	2004
NET INCOME	$176,955	$92,741	$97,804
OTHER COMPREHENSIVE INCOME (LOSS):
Net unrealized holding (loss) gain on securities available for sale	(9,780)	4,330	4,633
Changes in fair value of cash flow hedges	(2,574)	—	122
Reclassification adjustment for gain (loss) on the sale of securities included in net income	29	(5,559)	—
Net realized gain on settlement of interest rate contracts	1,543	—	—
Amortization of interest rate contracts	(120)	—	—

COMPREHENSIVE INCOME	$166,053	$91,512	$102,559

See accompanying notes to the audited consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2004, 2005 and 2006
(In thousands, except per share amounts)

						Notes
						Receivable
				Accumulated	Unamortized	from the
		Additional		Other	Restricted	Issuance of	Total
	Common	Paid-In	Retained	Comprehensive	Stock	Common	Stockholders
	Stock	Capital	Earnings	Income/(Loss)	Compensation	Stock	Equity
BALANCE, January 1, 2004	$694	$843,678	$—	$(122)	$(10,091)	$(3,607)	$830,552
Issuance of common stock	42	77,853	—	—	(1,837)	—	76,058
Stock issuance cost	—	(334)	—	—	—	—	(334)
Repayments of notes receivable from issuance of common stock	—	—	—	—	—	3,457	3,457
Net income	—	—	97,804	—	—	—	97,804
Dividends paid	—	(581)	(80,323)	—	—	—	(80,904)
Changes in fair value of cash flow hedges	—	—	—	122	—	—	122
Net unrealized holding gain on securities available for sale	—	—	—	4,633	—	—	4,633

BALANCE, December 31, 2004	736	920,616	17,481	4,633	(11,928)	(150)	931,388
Issuance of common stock	18	34,943	—	—	2,236	—	37,197
Stock issuance cost	—	(181)	—	—	—	—	(181)
Repayments of notes receivable from issuance of common stock	—	—	—	—	—	85	85
Net income	—	—	92,741	—	—	—	92,741
Dividends paid	—	—	(87,272)	—	—	—	(87,272)
Net unrealized holding loss on securities available for sale	—	—	—	(1,229)	—	—	(1,229)

BALANCE, December 31, 2005	754	955,378	22,950	3,404	(9,692)	(65)	972,729
Cumulative effect of change in accounting principle	(5)	(5,188)	—	—	9,692	—	4,499
Issuance of common stock	9	8,074	—	—	—	—	8,083
Stock issuance cost	—	(69)	—	—	—	—	(69)
Repurchase of common stock	(30)	(69,073)	—	—	—	—	(69,103)
Share-based compensation expense		6,125	—	—	—	—	6,125
Repayments of notes receivable from issuance of common stock	—	—	—	—	—	65	65
Net income	—	—	176,955	—	—	—	176,955
Dividends paid	—	—	(162,704)	—	—	—	(162,704)
Other comprehensive loss	—	—		(10,902)	—	—	(10,902)

BALANCE, December 31, 2006	$728	$895,247	$37,201	$(7,498)	$—	$—	$925,678

See accompanying notes to the audited consolidated financial statements.

EQUITY ONE, INC. AND SUBSIDIARIES
Audited Consolidated Statements of Cash Flows
Years Ended December 31, 2006, 2005, and 2004
(In thousands, except per share amounts)

	2006	2005	2004
Operating activities:
Net Income	$176,955	$92,741	$97,804
Adjustment to reconcile net income to net cash provided by operating activities:
Straight line rent adjustment	(4,066)	(4,450)	(3,835)
Amortization of above/(below) market lease intangibles	(2,612)	(1,006)	(192)
Provision for losses on accounts receivable	742	893	199
Amortization of premium on notes payable	(5,864)	(5,159)	(4,958)
Amortization of deferred financing fees	1,503	1,512	1,459
Rental Property depreciation and amortization	44,791	43,445	37,215
Stock-based compensation	6,125	5,973	5,401
Amortization of derivatives	(120)	—	—
Gain on disposal of real estate and income-producing properties	(122,105)	(11,460)	(22,334)
Gain on Sale of securities	(282)	(5,223)	(593)
Equity in (income) loss of unconsolidated joint ventures	(1,853)	—	46
Operating distribution from unconsolidated joint ventures	1,373	—	—
Minority interest	206	188	689
Changes in assets and liabilities:
Accounts and other receivables	(1,988)	(1,832)	(2,406)
Other assets	1,807	(2,768)	(2,147)
Accounts payable and accrued expenses	2,946	3,674	4,662
Tenant security deposits	60	1,002	853
Other liabilities	(2,975)	(338)	1,247

Net cash provided by operating activities	94,643	117,192	113,110

Investing activities:
Additions to and purchases of rental property	(186,006)	(36,081)	(263,640)
Purchases of land held for development	(45,784)	(29,290)	(4,214)
Additional to construction in progress	(47,429)	(23,058)	(21,557)
Proceeds from disposal of real estate and income-producing properties	411,090	44,024	72,568
Increase in cash held in escrow	(1,547)	(51)	—
Distribution from unconsolidated joint ventures from sale of property	1,935	(12)	3,119
Increase in deferred leasing costs	(6,163)	(5,877)	(6,668)
Additional to notes receivable	(33)	(4,227)	—
Proceeds from repayments of notes receivable	5,735	40	6,090
Proceeds from sale of securities	12,852	32,764	5,814
Cash used to purchase securities	(29,837)	(60,603)	(36,363)

Net cash provided by (used in) investing activities	114,813	(82,371)	(244,851)

Financing activities:
Repayment of mortgage notes payable	(88,880)	(48,131)	(25,721)
Net (repayments) borrowing under revolving credit facilities	(16,665)	(53,835)	(15,000)
Proceeds from senior debt offerings	246,868	118,606	198,550
Repayment of senior debt	(125,000)	—	—
Increase in deferred financing costs	(1,947)	(463)	(1,926)
Proceeds from issuance of common stock	8,083	31,510	58,304

	2006	2005	2004
Stock issuance costs	(69)	(181)	(334)
Repurchase of common stock	(69,103)	—	—
Repayment of notes receivable from issuance of common stock	65	85	3,457
Cash dividends paid to stockholders	(162,704)	(87,272)	(80,904)
Distribution to minority interests	(206)	(160)	(529)

Net cash (used in) provided by financing activities	$(209,558)	$(39,841)	$135,897

Net (decrease) increase in cash and cash equivalent	$(102)	$(5,020)	$4,156
Cash and cash equivalents, beginning of year	102	5,122	966

Cash and cash equivalents, end of year	$—	$102	$5,122

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amount capitalized	$57,684	$55,249	$50,155

Supplemental schedule of non-cash investing and financing activities:
Change in unrealized holding gain (loss) on securities	$(9,753)	$(1,229)	$4,633

Change in fair value of hedges	$(2,574)		$122

Conversion of operating partnership units			$14,108

Note receivable from sale of property			$9,355

The Company acquired and assumed mortgages on some of the rental property acquisitions:
Fair value of rental property	$58,551		$148,416
Assumption of mortgage notes payable	(33,602)		(61,674)
Fair value adjustment of mortgage notes payable	(1,863)		(2,697)

Cash paid for rental property	$23,086		$84,045

The Company issued senior unsecured notes:
Face value of notes	$250,000	$120,000	$200,000
Underwriting costs	(1,624)	(780)	(1,200)
Discount	(1,508)	(614)	(250)

Cash Received	$246,868	$118,606	$198,550

See accompanying notes to the audited consolidated financial statement

EQUITY ONE, INC. AND SUBSIDIARIES
NOTES TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2006, 2005 AND 2004
1. Organization and Basis of Presentation
Organization
     Equity One, Inc. operates as a self-managed real estate investment trust (“REIT”) that principally acquires, renovates, develops and manages neighborhood and community shopping centers anchored by leading supermarkets, drug stores or discount retail store chains.
Basis of Presentation
     The consolidated financial statements include the accounts of Equity One, Inc. and its wholly-owned subsidiaries and those partnerships where the Company has financial and operating control. Equity One, Inc. and its subsidiaries are hereinafter referred to as “the consolidated companies” or the “Company.”
     Investments in joint ventures not controlled by the Company are accounted for under the equity method of accounting where the Company has concluded that the venture is not a variable interest entity or the Company is not the primary beneficiary and subject to the consolidation rules of FIN 46(R), “Consolidation of Variable Interest Entities.”
     All significant intercompany transactions and balances have been eliminated in consolidation.
Portfolio
     As of December 31, 2006, the Company owns or has interests in 179 properties consisting of 166 shopping centers, six development parcels and seven non-retail properties.
2. Summary of Significant Accounting Policies
Properties
     Income-producing property is stated at cost and includes all costs related to acquisition, development and construction, including tenant improvements, interest incurred during development, costs of predevelopment and certain direct and indirect costs of development. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of assets, are capitalized.
     The Company is actively pursuing acquisition opportunities and will not be successful in all cases; costs incurred related to these acquisition opportunities are expensed when it is probable that the Company will not be successful in the acquisition.
     Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets, as follows:

Land improvements	40 years
Buildings	30-40 years
Building improvements	5-40 years
Tenant improvements	Over the shorter of the term of the related lease or economic useful life
Equipment	5-7 years

Business Combinations
     The results of operations of any acquired property are included in the Company’s financial statements as of the date of its acquisition.
     The Company allocates the purchase price of acquired companies and properties to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values. Fair value is defined as the amount at which that asset could be bought or sold in a current transaction between willing parties (other than in a forced or liquidation sale). In order to allocate the purchase price of acquired companies and properties to the tangible and intangible assets acquired, the Company identifies and estimates the fair value of the land, buildings and improvements, reviews the leases to determine the existence of, and estimates the fair value of, any contractual or other legal rights and investigates the existence of, and estimates the fair value of, any other identifiable intangible assets. Such valuations require management to make significant estimates and assumptions, especially with respect to intangibles.
     The cost approach is used as the primary method to estimate the fair value of the buildings, improvements and other assets. The cost approach is based upon the current costs to develop the particular asset in that geographic location, less an allowance for physical and functional depreciation. The assigned value for buildings and improvements is based on an as if vacant basis. The market value approach is used as the primary method to estimate the fair value of the land. The determination of the fair value of contractual intangibles is based on the costs incurred to originate a lease, including commissions and legal costs, excluding any new leases negotiated in connection with the purchase of a property. In-place lease values are based on management’s evaluation of the specific characteristics of each lease and the Company’s overall relationship with each tenant. Among the factors considered in the allocation of these values include the nature of the existing relationship with the tenant, the tenant’s credit quality, the expectation of lease renewals, the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, given the specific market conditions. Above-market and below-market lease values are determined based on the present value (using a discount rate reflecting the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the leases negotiated and in-place at the time of acquisition and (ii) management’s estimate of fair market lease rates for the property or equivalent property, measured over a period equal to the remaining non-cancelable term of the lease. The value of contractual intangibles is amortized over the remaining term of each lease. The Company allocates no value to customer relationship intangibles if it has pre-existing business relationships with the retailers. Other than as discussed above, the Company has determined that its real estate properties do not have any other significant identifiable intangibles.
     Critical estimates in valuing certain of the intangibles and the assumptions of what marketplace participants would use in making estimates of fair value include, but are not limited to: future expected cash flows, estimated carrying costs, estimated origination costs, lease up periods and tenant risk attributes, as well as assumptions about the period of time the acquired lease will continue to be used in the Company’s portfolio and discount rates used in these calculations. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Assumptions may not always reflect unanticipated events and changes in circumstances may occur. In making such estimates, management uses a number of sources, including appraisals, third party cost segregation studies or other market data, as well as, information obtained in its pre-acquisition due diligence and marketing and leasing activities.
     In the event that a tenant were to terminate its lease, the unamortized portion of each related intangible would be expensed.
     Intangibles associated with property acquisitions are included in other assets in the accompanying consolidated balance sheets.
Construction in progress and land held for development
     Land held for development is stated at cost. Costs incurred during the predevelopment stage are capitalized once management has identified a site, determined that the project is feasible and it is probable that the Company is able to proceed with the project. Properties undergoing significant renovations and improvements are considered under development. The Company estimates the cost of a property undergoing renovations as a basis for determining eligible costs. Interest, real estate taxes and other costs directly related to the properties and projects under development are capitalized until the property is ready for its intended use. Similar costs related to properties not under development are expensed as incurred. In addition, the Company writes off costs related to predevelopment projects when it determines that it will no longer pursue the project.
     Total interest expense capitalized to construction in progress and land held for development was $5.8 million, $3.4 million, and $3.2 million for the years ended December 31, 2006, 2005 and 2004, respectively.
Property Held for Sale
     Under Statement of Financial Accounting Standards, or SFAS, No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the definition of a component of an entity, assuming no significant continuing involvement, requires that operating properties that are sold or classified as held for sale be accounted for as discontinued operations. Given the nature of real estate sales contracts, it is not unusual for such contracts to allow potential buyers a period of time to evaluate the property prior to formal acceptance of the contract. In addition, certain other matters critical to the final sale, such as financing arrangements often remain pending even upon contract acceptance. As a result, properties under contract may not close within the expected time period, or may not close at all. Due to these uncertainties, it is not likely that the Company can meet the criteria of Statement 144 prior to the sale formally closing. Therefore, any properties categorized as held for sale generally represent only those properties that management has determined meet the criteria and are likely to close within the requirements set forth in Statement 144. Accordingly, the results of operations of operating properties disposed of, or classified as held for sale for which the Company has no significant continuing involvement are reflected as discontinued operations.
Long-lived assets
     On a periodic basis, or whenever events or change in circumstances indicate, the Company assesses whether the value of the real estate properties may be impaired. A property’s value is impaired only if it is probable that management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the historical net carrying value of the property. In management’s estimate of cash flows, it considers facts such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. In addition, the undiscounted cash flows may consider a probability weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long-lived asset are under consideration or a range is estimated. The determination of undiscounted cash flows requires significant estimates by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could impact the determination of whether impairment exits and whether the effects could materially impact the Company’s net income. To the extent that impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property.
     When assets are identified by the Company as held for sale, the Company estimates the sales prices, net of selling costs, of such assets. Assets that will be sold together in a single transaction are aggregated in determining if the net sales proceeds of the group are expected to be less than the net book value of the assets. If, in management’s opinion, the net sales prices of the assets, which have been identified for sale, are expected to be less than the net book value of the assets, an impairment charge is recorded. For the year ended December 31, 2006, $86,000 of impairment loss was recognized related to a property that was subsequently sold and is reflected in income from discontinued operations.
     The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties and other investments. The assessments have a direct impact on the Company’s net income because recording an impairment charge results in an immediate charge to expense.
Cash and cash equivalents
     The Company considers highly liquid investments with an initial maturity of three months or less to be cash equivalents.

Cash Held in Escrow
     Cash held in escrow represents the cash proceeds of property sales that are being held by qualified intermediaries in anticipation of the acquisition of replacement properties in tax-free exchanges under Section 1031 of the Internal Revenue Code.
Accounts Receivable
     Accounts receivable include amounts billed to tenants and accrued expense recoveries due from tenants. Management evaluates the collectibility of these receivables and adjusts the allowance for doubtful accounts to reflect amounts estimated to be uncollectible. The allowance for doubtful accounts was approximately $1.6 million and $1.5 million at December 31, 2006 and 2005, respectively.
Securities
     The Company’s investments consist primarily of equity and debt securities. The Company’s equity investments are classified as available-for-sale and recorded at fair value based on current market prices. Changes in the fair value of the equity investments are included in accumulated other comprehensive income (loss). The Company’s debt securities are recorded at cost and are classified as held-to-maturity, with the related discount/premium amortized over the life of the investment using the effective interest method.
     For securities classified as held-to-maturity, the Company determines whether a decline in fair value below the amortized cost basis is other-than-temporary. If it is probable that the Company will be unable to collect all amounts due according to the contractual terms of a debt security, an other-than-temporary impairment is considered to have occurred. The determination of other-than-temporary declines in value requires significant estimates and assumptions by management and requires the consideration of expected outcomes that are out of management’s control. Subsequent changes in estimates, assumptions used or expected outcomes could impact the determination of whether a decline in value is other-than-temporary and whether the effects could materially impact the Company’s financial position or net income. If the decline in fair value is judged to be other-than-temporary, the cost basis of the individual security will be written down to fair value as a new cost basis and the amount of the write-down will be included in earnings (that is, accounted for as a realized loss).
     As of December 31, 2006, the Company indirectly owned approximately 3.8 million ordinary shares of DIM Vastgoed N.V. (“DIM”), representing 48.7% of the total outstanding ordinary shares. In addition, the Company has committed to buy, in September 2007, certificates representing an additional 45,000 ordinary shares for total consideration of $941,000. DIM is a public company organized under the laws of the Netherlands, the shares of which are listed on Euronext Amsterdam and which operates as a closed-end investment company owning and operating a portfolio of 20 shopping center properties aggregating approximately 2.5 million square feet in the southeastern United States. DIM’s capital structure includes priority shares and ordinary shares. The priority shares are 100% owned by a foundation that is controlled by its supervisory board. The ordinary shares have voting rights; however, only the priority shares have the right to nominate members to the supervisory board and to approve certain other corporate matters. As of December 31, 2006, management believes that the investment in DIM should be accounted for as an available-for-sale security because, as of that date, the Company was unable to exert significant influence over DIM’s operating or financial policies and, based on DIM’s organizational and capital structure, the Company was unable to participate in the affairs of DIM’s supervisory board.
     As of December 31, 2006, the fair value of DIM’s ordinary shares is less than the carrying amount of the Company’s investment. The Company’s aggregate cost is $77.9 million and, based on the closing market price on December 31, 2006, the ordinary shares of DIM had a fair value of $71.4 million. This results in an unrealized loss of $6.5 million. The Company has evaluated the near-term prospects of DIM in relation to the severity and the duration of the impairment, the thin trading market for DIM shares and the ability and intent to hold the investment for a reasonable period of time sufficient for a forecasted recovery of the carrying cost. As a result of these factors and the Company’s own evaluation of the net asset value of the underlying properties of DIM, the Company does not consider the investment to be other-than-temporarily impaired at December 31, 2006.
     As of December 31, 2006, the Company owned 133,800 shares of preferred stock of a publicly traded REIT that had a fair value of $3.6 million, a carrying amount of $3.4 million and an unrealized gain of approximately $200,000.

     During 2006, the Company held debt securities of Winn Dixie Stores, Inc. (“Winn Dixie”). Upon the emergence from bankruptcy protection in November 2006, the Company transferred its debt securities from held to maturity to available for sale and sold its holdings with a cost basis of $12.4 million for approximately $12.1 million, which resulted in a net gain of $247,000. Also, as a result of Winn Dixie’s reorganization, a portion of the debt securities were converted into common stock of Winn Dixie.
     As of December 31, 2006, the Company owned 13,450 shares of common stock of Winn Dixie that had fair value of $182,000, a carrying amount of $170,000 and an unrealized gain of approximately $12,000.
     The specific identification method is used to determine realized gain or loss on securities sold.
     The following table reflects the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed other-than-temporarily impaired (in thousands):

	As of December 31,
	2006		2005
	Fair	Unrealized	Fair	Unrealized
Investment	Value	Loss	Value	Loss
Equity securities	$71,358	$6,578	—	-

Debt securities	—	—	$11,130	$788

Deferred Costs and Intangibles
     Deferred costs and intangibles included in other assets consist of loan origination fees, leasing costs and the value of intangible assets when a property was acquired. Loan and other fees directly related to rental property financing with third parties are amortized over the term of the loan which approximates the effective interest method. Direct salaries, third party fees and other costs incurred by the Company to originate a lease are capitalized and are being amortized using the straight-line method over the term of the related leases. Intangible assets consist of in-place lease values, tenant origination costs and above/below market rents that were acquired in connection with the acquisition of the properties and are being amortized using the straight-line method over the term of the related leases.
Deposits
     Deposits included in other assets are composed of funds held by various institutions for future payments of property taxes, insurance and improvements, utility and other service deposits.
Goodwill
     Goodwill has been recorded to reflect the excess of cost over the fair value of net assets acquired in various business acquisitions. The Company adopted SFAS No. 142 on January 1, 2002 and no longer amortizes goodwill.
     The Company is required to perform annual, or more frequently in certain circumstances, impairment tests of its goodwill. The Company has elected to test for goodwill impairment in November of each year. The goodwill impairment test is a two-step process which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of each reporting unit and comparing those estimated fair values with the carrying values, which include the allocated goodwill. If the estimated fair value is less than the carrying value, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of a reporting unit’s implied fair value of goodwill requires the Company to allocate the estimated fair value of the reporting unit to the assets and liabilities of the reporting unit. Any unallocated fair value represents the implied fair value of goodwill which is compared to its corresponding carrying amount. During the periods presented, no impairment of goodwill was incurred.
     The key assumptions management employs to determine the fair value of the Company’s reporting units (each property is considered a reporting unit) include (a) net operating income; (b) cash flows; and (c) an estimation of the fair value of each reporting unit, which was based on the Company’s experience in evaluating properties for acquisition and relevant market conditions. A variance in the net operating income or discount rate could have a significant impact on the amount of any goodwill impairment charge recorded.

     Management cannot predict the occurrence of certain future events that might adversely affect the reported value of goodwill that totaled $13.1 million at December 31, 2006. Such events include, but are not limited to, strategic decisions made in response to economic and competitive conditions, the impact of the economic environment on the Company’s tenant base, or a materially negative change in its relationships with significant tenants.
     Goodwill was included in the determination of the gain on disposal of real estate due to the disposition of certain properties. For the years ended December 31, 2006, 2005 and 2004, $604,000, $325,000, and $539,000, respectively, was included in the gain on sale.
Investments in and Advances to Unconsolidated Ventures
     The Company had direct equity investments in joint venture projects. The Company accounts for these investments in unconsolidated ventures using the equity method of accounting, as the Company exercises significant influence over, but does not control and is not the primary beneficiary of, these entities. These investments are initially recorded at cost, as “Investments in and advances to unconsolidated ventures,” and subsequently adjusted for equity in earnings and cash contributions and distributions.
Minority interest
     On January 1, 1999, Equity One (Walden Woods) Inc., a wholly-owned subsidiary of the Company, entered into a limited partnership as a general partner. An income-producing shopping center (“Walden Woods Village”) was contributed by its owners (the “Minority Partners”), and the Company contributed 93,656 shares of the Company’s common stock (the “Walden Woods Shares”) to the limited partnership at an agreed-upon price of $10.30 per share. Based on this per share price and the net value of property contributed by the Minority Partners, the limited partners received 93,656 partnership units. The Company has entered into a Redemption Agreement with the Minority Partners whereby the Minority Partners can request that the Company purchase either their limited partnership units or any shares of common stock which they received in exchange for their partnership units at a price of $10.30 per unit or per share no earlier than two years nor later than fifteen years after the exchange date of January 1, 1999. As a result of the Redemption Agreement, the Company has consolidated the accounts of the partnership with the Company’s financial data. In addition, under the terms of the limited partnership agreement, the Minority Partners do not have an interest in the Walden Woods Shares except to the extent of dividends. Accordingly, a preference in earnings has been allocated to the Minority Partners to the extent of the dividends declared. The Walden Woods Shares are not considered outstanding in the consolidated financial statements and are excluded from the share count in the calculation of primary earnings per share.
     Until January 1, 2006, the Company had a controlling general partnership interest (75% interest) in Venice Plaza and recorded a minority interest for the limited partners’ share of equity. In January 2006, the Company acquired the minority partner’s interest (and eliminated the related minority interest).
     The Company has controlling interests in two joint ventures that, together, own the Company’s Sunlake-development project. The Company has funded all of the acquisition costs, is required to fund any necessary development and operating costs, receives an 8% preferred return on its advances and is entitled to 60% of the profits thereafter. The minority partners are not required to make contributions and, to date, have not contributed any capital. The joint ventures are in the process of obtaining the required approvals and permits to continue their mixed-use business plan. No minority interest has been recorded as the venture has incurred operating losses after taking into account the Company’s preferred return.
     The Company has a controlling membership interest in Dolphin Village Partners, LLC. The Company has funded all of the acquisition costs, is required to fund any necessary development and operating costs, receives an 8% preferred return on its advances and is entitled to 50% of the profits thereafter. The minority partner is not required to make contributions and, to date, has not contributed any capital. The joint venture encompasses the Dolphin Village Shopping Center and is in the process of obtaining the required approvals and permits to continue its mixed-use business plan. No minority interest has been recorded as the venture has incurred operating losses after taking into account the Company’s preferred return.

Use of Derivative Financial Instruments
     The Company accounts for derivative and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. These accounting standards require the Company to measure derivatives, including certain derivatives embedded in other contracts, at fair value and to recognize them in the consolidated balance sheets as assets or liabilities, depending on the Company’s rights or obligations under the applicable derivative contract. For derivatives designated as fair value hedges, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments, and ineffective portions of hedges, are recognized in earnings in the current period.
     The Company does not enter into derivative instruments for speculative purposes. The Company requires that the hedges or derivative financial instruments be effective in managing the interest rate risk exposure that they are designated to hedge. This effectiveness is essential to qualify for hedge accounting. Hedges that meet these hedging criteria are formally designated as such at the inception of the contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, resulting in some ineffectiveness, the change in the fair value of the derivative instrument will be included in earnings. Additionally, any derivative instrument used for risk management that becomes ineffective is marked-to-market each period.
     The Company believes that it mitigates its credit risk by entering into these agreements with major financial institutions. Net interest differentials to be paid or received under a swap contract and/or collar agreement are included in interest expense as incurred or earned.
     The estimated fair value of the Company’s derivative financial instruments has been determined using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair value.
     The Company currently has in place an aggregate notional amount of $85.0 million of treasury locks, at a weighted average interest rate of 5.10% per annum, which were executed to hedge the benchmark interest rate associated with forecasted interest payments relating to an anticipated issuance of fixed-rate borrowings by August 2007.
     The Company entered into an aggregate notional amount of $95.0 million of treasury locks which were terminated in connection with the issuance of the $125 million 6.0% senior unsecured notes in March 2006. The realized gain of $1.5 million on these hedging relationships has been deferred in other comprehensive income and will be reclassified into earnings over the term of the debt as an adjustment to interest expense.
     During 2004, concurrent with the issuance of the $200 million 3.875% senior unsecured notes, the Company entered into a $100.0 million notional principal variable rate interest swap with an estimated fair value of $3.8 million as of December 31, 2006. This swap converted fixed rate debt to variable rate based on the 6 month LIBOR in arrears plus 0.4375%, and matures April 15, 2009.
Notes receivable from issuance of common stock
     As a result of certain provisions of the Sarbanes-Oxley Act of 2002, the Company is generally prohibited from making loans to directors and executive officers. Prior to the adoption of the Sarbanes-Oxley Act of 2002, the Company had loaned $7.1 million to various executives in connection with their exercise of options to purchase shares of the Company’s common stock. All of the loans have been repaid as of December 31, 2006. In accordance with the provisions of the Sarbanes-Oxley Act of 2002, there were no material modifications to the terms of the outstanding loans granted to executives or any other loans granted.

Revenue Recognition
     Rental income comprises minimum rents, expense reimbursements, termination fees and percentage rent payments. Minimum rents are recognized over the lease term on a straight-line basis. As part of the leasing process, the Company may provide the lessee with an allowance for the construction of leasehold improvements. Leasehold improvements are capitalized and recorded as tenant improvements and depreciated over the shorter of the useful life of the improvements or the lease term. If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction to revenue. Factors considered during this evaluation include, among others, the type of improvements made, who holds legal title to the improvements, and other controlling rights provided by the lease agreement. Determination of the accounting for a tenant allowance is made on a case-by-case basis, considering the facts and circumstances of the individual tenant lease. Lease revenue recognition commences when the lessee is given possession of the leased space upon completion of any landlord-owned tenant improvements.
     Substantially all of the lease agreements contain provisions that require the payment of additional rents based on the respective tenant’s sales volume (contingent or percentage rent) and reimbursement of the tenant’s share of real estate taxes, insurance and common area maintenance (“CAM”) costs. Percentage rents are recognized when the tenant’s reported sales have achieved the specified levels as defined in their respective lease agreements. Expense recoveries of real estate taxes, insurance and CAM costs are recognized in the period that the applicable costs are incurred in accordance with the lease agreements. The Company accounts for these leases as operating leases as the Company has retained substantially all risks and benefits of property ownership.
     The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of tenants to make required rent payments. The computation of this allowance is based on the tenant’s payment history and current credit quality.
     The Company has been engaged by joint ventures and other third parties to provide property management and leasing services. The fees are generally calculated as a percentage of either revenues received or reimbursement of costs and are recognized as services are provided.
     The company accounts for profit recognition on sales of real estate in accordance with Statement of Financial Accounting Standards (“SFAS”) Statement No. 66, “Accounting for Sales of Real Estate. In summary, profits from sales will not be recognized by the Company unless a sale has been consummated; the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property; the Company has transferred to the buyer the usual risks and rewards of ownership; and the Company does not have substantial continuing involvement with the property. The sales of operating properties where we do not have continuing involvement are reflected in discontinued operations.
Concentration of Credit Risk
     A concentration of credit risk arises in the Company’s business when a national or regionally based tenant occupies a substantial amount of space in multiple properties owned by the Company. In that event, if the tenant suffers a significant downturn in its business, it may become unable to make its contractual rent payments to the Company, exposing the Company to a potential loss in rental revenue, expense recoveries, and percentage rent that is magnified as a result of the tenant renting space in multiple locations. Generally, the Company does not obtain security from its national or regionally based tenants in support of their lease obligations to the Company. The Company regularly monitors its tenant base to assess potential concentrations of credit risk. However, Publix Super Markets accounts for over 10% of the Company’s annualized minimum rent, or approximately $19.5 million of annualized minimum rent. No other tenant accounts for over 5% of the Company’s annualized minimum rent.
Earnings Per Share
     Basic earnings per share (“EPS”) are computed by dividing net income by the weighted average number of shares of the Company’s common stock outstanding during the period. Diluted EPS reflects the potential dilution that could occur from shares issuable under stock-based compensation plans, which would include the exercise of stock options, and the conversion of the operating partnership units held by minority limited partners.

Income Taxes
     The Company elected to be taxed as a REIT under the Internal Revenue Code (“Code”), commencing with its taxable year ended December 31, 1995. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its REIT taxable income to its stockholders. Also, at least 95% of the Company’s gross income in any year must be derived from qualifying sources. The difference between net income available to common stockholders for financial reporting purposes and taxable income before dividend deductions relates primarily to temporary differences, principally real estate depreciation and amortization, deduction of deferred compensation and deferral of gains on sold properties utilizing like kind exchanges. It is management’s intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. Accordingly, the only provision for federal income taxes in the accompanying consolidated financial statements relates to the Company’s consolidated taxable REIT subsidiaries (“TRSs”). The Company’s TRSs did not have significant tax provisions or deferred income tax items during the periods reported hereunder.
     At December 31, 2006 and 2005, the accompanying financial statement basis of assets and liabilities exceeds the tax basis by approximately $225.5 million and $283.7 million, respectively.
     The following summarizes the tax status of dividends paid:

	Years Ended December 31,
	2006	2005	2004
Dividend Paid per share	$2.20	$1.17	$1.13
Ordinary income	23.62%	68.17%	68.67%
Return to capital	29.86%	26.92%	31.33%
Capital gains	46.52%	4.91%	—
Stock-Based Compensation
Cumulative Effect of Change in Accounting Principle
     Prior to January 1, 2006, the Company accounted for stock-based compensation under the recognition and measurement provisions of Accounting Principle Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. Under APB No. 25, no stock-based compensation costs were recognized in the statement of operations for stock options, as options granted had an exercise price equal to the market value of common shares on the date of grant. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. Under this transition method, compensation cost recognized beginning January 1, 2006, includes (a) compensation costs for all share-based payments granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). The Company has used the binomial option-pricing model to estimate the fair value of each option grant.
     On January 1, 2006, the Company recorded the cumulative effect of adopting SFAS 123(R). This cumulative effect resulted in decreasing accrued liabilities by $4.5 million and increasing shareholder equity by $4.5 million. These balance sheet changes related to deferred compensation on unvested shares. There was no effect on the consolidated statement of operations or cash flows. Under SFAS No. 123(R), deferred compensation is no longer recorded at the time unvested shares are issued. Share-based compensation is now recorded over the requisite service period with an offsetting credit to equity (generally additional paid-in capital).

Share-Based Compensation Subsequent to the Adoption of SFAS 123(R)
     Share-based compensation expense charged against earnings for the year ended December 31, 2006, was $6.1 million, of which $748,000 related to stock options and $12,000 related to Employee Stock Purchase Plan from the adoption of SFAS 123(R) and $5.4 million related to restricted stock grants. Share-based compensation capitalized as part of properties and related assets for the year ended December 31, 2006 was $178,000. If the Company had not adopted SFAS No. 123(R), net income for the year ended December 31, 2006 would have excluded $760,000 of share-based compensation related to options and the employee stock purchase plan.
Pro Forma Information for Periods Prior to Adoption of SFAS No. 123(R)
     The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123(R) to our stock-based compensation for the years ended December 31, 2005 and 2004 (in thousands, except per share amounts):

	Years Ended December 31,
	2005	2004
As reported	$92,741	$97,804
Stock-based employee compensation expense included in reported net income	5,660	5,163
Total fair value stock-based employee compensation expense for all awards	(6,486)	(5,926)

	$91,915	$97,041

Basic earnings per share As reported	$1.26	$1.39

Proforma	$1.24	$1.38

Diluted earnings per share As reported	$1.24	$1.37

Proforma	$1.23	$1.36

Segment information
     The Company’s properties are community and neighborhood shopping centers located predominantly in high-growth and high-barrier markets in the southern and northeastern United States. Each of the Company’s centers is a separate operating segment which has been aggregated and reported as one reportable segment because they have characteristics so similar that they are expected to have essentially the same future prospects. The economic characteristics include similar returns, occupancy and tenants. In addition, each center is located near a metropolitan area with similar economic demographics and site characteristics. No individual property constitutes more than 10% of the Company’s combined revenue, net income or assets, and thus the individual properties have been aggregated into one reportable segment based upon their similarities with regard to both the nature and economics of the centers, tenants and operational processes, as well as long-term average financial performance. In addition, none of the shopping centers are located outside the United States.
Use of estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
New accounting pronouncements
     In March 2004, the EITF reached a consensus on EITF Issue No. 03-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments. The guidance prescribes a three-step model for determining whether an investment is other-than-temporarily impaired and requires disclosures about unrealized losses on investments. The accounting guidance became effective for reporting periods beginning after June 15, 2004, while the disclosure requirements became effective for annual reporting periods ending after June 15, 2004. In September 2004, the FASB issued FASB Staff Position (FSP) EITF 03-1-1, Effective Date of Paragraphs 10-20 of EITF Issue No. 03-1-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments, (FSP EITF 03-1-1). FSP EITF 03-1-1 delayed the effective date for the measurement and recognition guidance contained in paragraphs 10-20 of EITF Issue 03-1. In November 2005, the FASB issued FSP FAS 115-1 and FAS 124-1, The Meaning of Other-than-Temporary Impairment and Its Application to Certain Investments. This FSP addresses the determination as to when an investment is considered impaired, whether the impairment is other-than-temporary, and the measurement of an impairment loss. This statement specifically nullifies the requirements of paragraph 10-18 of EITF 03-1 and references existing other-than-temporary impairment guidance. The guidance under this FSP is effective for reporting periods beginning after December 15, 2005, and the Company continued to apply relevant “other-than-temporary” guidance, as provided for in FSP EITF 03-1-1 during fiscal 2005. The adoption in 2006 of the guidance of FSP FAS 115-1 and FAS 124-1 did not have a significant effect on the Company’s consolidated financial statements.
     In December 2004, the FASB issued SFAS 123(R), Share-Based Payment. This standard requires compensation costs related to share-based payment transactions to be recognized in the financial statements. With limited exceptions, the amount of compensation cost will be measured based on the grant date fair value of the equity instruments issued. Compensation cost will be recognized over the period that an employee provides service in exchange for the award. This standard replaces SFAS No. 123 and supersedes Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and applies to all awards granted, modified, repurchased or cancelled after July 1, 2005. In April 2005, the SEC amended the compliance date of SFAS No. 123(R) through an amendment of Regulation S-X. Public companies with calendar year-ends would be required to adopt the provision of the standard effective for fiscal years beginning after September 15, 2005. The adoption on January 1, 2006 by the Company of SFAS 123(R)’s fair value method had an impact on the Company’s results of operations, although it did not have any impact on the Company’s overall financial position. The Company has elected to apply the modified prospective transition method to all past awards outstanding and unvested as of the date of adoption. Had the Company adopted SFAS 123(R) in prior periods, the impact of the standard would have approximated the impact as presented in the disclosure of pro forma net income and earnings per share in Note 2, Stock-Based Compensation.
     In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Correction (SFAS 154”), which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements — An Amendment of APB Opinion No. 28. SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, on the latest practicable date, as the required method for reporting a change in accounting principle and the reporting of a correction of an error. SFAS 154 is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005, and was adopted by the Company in the first quarter of 2006. The adoption of this standard did not materially impact the Company’s financial position, results of operations or cash flows of the Company.
     In April 2006, the FASB issued FASB Staff Position FIN 46(R)-6, Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R) that became effective for the third quarter of 2006. FSP FIN No. 46(R)-6 clarifies that the variability to be considered in applying Interpretation 46(R) shall be based on an analysis of the design of the variable interest entity. The adoption of this standard did not materially impact the Company’s consolidated financial statements.
     In June 2006, the EITF reached a consensus on EITF Issue No. 06-02, Accounting for Sabbatical Leave and Other Similar Benefits (“EITF 06-02”). EITF 06-02 provides that an employee’s right to a compensated absence under a sabbatical leave or similar benefit arrangement in which the employee is not required to perform any duties during the absence is an accumulating benefit. Therefore, such arrangements should be accounted for as a liability with the cost recognized over the service period during which the employee earns the benefit. The provisions of EITF 06-02 will be effective as of January 1, 2007 and will impact the accounting for certain of the Company’s employment arrangements. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.
     In June 2006, the FASB issued FASB Interpretation No. 48 — Accounting for Uncertainty in Income Taxes (“FIN 48”). In summary, FIN 48 requires that all tax positions subject to SFAS No. 109 - Accounting for Income

Taxes, to be analyzed using a two-step approach. The first step requires an entity to determine if a tax position is more likely than not to be sustained upon examination. In the second step, the tax benefit is measured as the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006, with any adjustment in a company’s tax provision being accounted for as a cumulative effect of accounting change in beginning equity. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The adoption of this standard is not expected to materially impact how the Company measures fair value.
     In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R), (“SFAS 158”). SFAS 158 requires recognition of the over funded or under funded status of a benefit postretirement plan in the statement of financial position, as well as recognition of changes in that funded status through comprehensive income in the year in which they occur. SFAS 158 also requires a change in the measurement of a plan’s assets and benefit obligations as of the end date of the employer’s fiscal year. SFAS 158 is effective for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The adoption of the effective provisions of this standard did not have a material impact on the Company’s consolidated financial statements and the measurement provisions are not expected to have a material impact on the Company’s consolidated financial statements.
     In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The adoption of this standard did not materially impact the Company’s financial statements.
Fair value of financial instruments
     The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methods. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The Company has used the following market assumptions and/or estimation methods:
     Cash and Cash Equivalents and Accounts and Other Receivables. The carrying amounts reported in the balance sheets for these financial instruments approximate fair value because of their short maturities.
     Notes Receivable. The fair value is estimated by using the current interest rates at which similar loans would be made. The carrying amounts reported in the balance sheets approximate fair value.
     Available for Sale Securities. The fair value estimated at December 31, 2006 and 2005 was $75.1 million and $55.6 million, respectively, based on the closing market prices of the securities. The unrealized holding loss was $6.3 million at December 31, 2006, and an unrealized holding gain of $3.4 million at December 31, 2005.
     Mortgage Notes Payable. The fair value estimated at December 31, 2006 and 2005 was $413.4 million and $463.0 million, respectively, calculated based on the net present value of payments over the term of the loans using estimated market rates for similar mortgage loans and remaining terms.
     Unsecured Revolving Credit Facilities. The fair value was estimated by using the current rates at which similar loans would be made and remaining terms. The carrying amounts reported in the balance sheets approximate fair value.

     Unsecured Senior Notes Payable. The fair value estimated at December 31, 2006 and 2005 was $568.8 million and $453.0 million, respectively, calculated based on the net present value of payments over the term of the loan using estimated market rates for similar notes and remaining terms.
3. Properties

	December 31,
	2006	2005
	(thousands)
Composition in the consolidated balance sheets:	$802,925	$700,680
Land and land improvements	1,054,467	932,769
Building and building improvements	39,451	27,794

Tenant improvements	1,896,843	1,661,243
Less: accumulated depreciation	(144,825)	(111,031)

Income-producing property, net	$1,752,018	$1,550,212

Acquisitions
     The following table reflects a series of individual properties that were acquired during 2006:

				Purchase
			Square Feet/	Price
Property	Location	Month Purchased	Acres	(000’s)
Dolphin Village	St. Pete Beach, FL	January	138,129	$28,000
Brookside Plaza	Enfield, CT	January	210,787	28,500
Commonwealth II	Jacksonville, FL	January	53,598	600
Piedmont Peachtree Crossing	Buckhead, GA	March	152,239	47,950
Prosperity Office Building	Palm Beach Gardens, FL	March	3,200	1,400
Alafaya Village	Orlando, FL	April	39,477	6,638
Chestnut Square out parcel	Brevard, NC	April	1,070	475
Sunpoint Shopping Center	Ruskin, FL	May	132,374	7,500
Chapel Trail Plaza	Pembroke Pines, FL	May	56,378	8,900
Deep Creek land	Fairburn, GA	June	101 acres	8,000
Milestone Plaza	Greenville, SC	August	93,655	20,200
Shoppes at Quail Roost	Miami, FL	August	73,550	15,435
Coral Reef Shopping Center	Palmetto Bay, FL	September	74,680	21,200
Pointe Royale out parcel	Miami, FL	September	6,897	1,350
Westport out parcels (2)	Davie, FL	September	9,768	2,200
Webster Plaza	Webster, MA	October	200,681	17,825
Oaktree Plaza	North Palm Beach, FL	October	24,145	3,850
St. Lucie Land	Port St. Lucie, FL	November	15.93 acres	7,633
Hampton Oaks	Atlanta, GA	November	13.2 acres	2,400
Midpoint Center	Cape Coral, FL	December	75,386	12,450
Shoppes of Andros Isles	West Palm Beach, FL	December	79,420	13,835
South Point Center	Vero Beach, FL	December	64,790	14,590

Total				$270,931

     No equity interests were issued or issuable in connection with the above purchases and no contingent payments, options or commitments are provided for in the agreements. No goodwill was recorded in conjunction with any of the individual property acquisitions.
     The amounts assigned to intangibles consisting of in-place leases, lease origination costs and below-market leases (net of above-market leases) are $8.2 million, $2.3 million and $11.8 million, respectively. The weighted average amortization period is 10.4 years.

4. Accounts and Other Receivables
     Composition in the consolidated balance sheets:

	December 31,
	2006	2005
	(thousands)
Tenants	$18,312	$16,456
Other	2,264	2,677
Allowance for doubtful accounts	(1,609)	(1,533)

Total accounts and other receivables	$18,967	$17,600

5. Investments in Joint Ventures
     The Company accounts for investments in which it has significant influence over operating and financial policies of the investee, but does not have a controlling financial interest and is not the primary beneficiary, using the equity method of accounting. The Company has determined that these investments do not meet the consolidation criteria of variable interest entities. Major decisions, including property acquisitions and dispositions, financings, annual budgets and dissolution of the ventures are subject to the approval of all partners. Any difference between the carrying amount of these investments and the underlying equity in net assets is amortized to equity in income of unconsolidated joint ventures over the expected useful lives of the properties and other intangible assets
     The following is a summary of the Company’s investments in unconsolidated joint ventures at December 31, 2006 and 2005 (in thousands):

Entity	Location	Ownership	December 31, 2006	December 31, 2005
Parcel F, LLC	Palm Beach Gardens, FL	50.0%	$—	$285
EQYInvest Texas, LLC(1)	Texas	20.0%	—	—

Total investments in and advances to joint ventures			$—	$285

(1)	Formed and disposed of during 2006.
     The Company has included in other assets in its consolidated balance sheets its investment in unconsolidated joint ventures.
     The following is a brief summary of the interest and obligations in unconsolidated joint ventures:
     Parcel F, LLC. The Company had a 50% interest in this joint venture that owned a parcel of land that was sold in May 2006. The Company’s pro rata share of the gain was approximately $1.6 million. The joint venture has been subsequently liquidated.
     EQYInvest Texas, LLC. The Company had a 20% interest in this joint venture, which interest was obtained in connection with the sale of the Texas Properties in April 2006. The Company sold its interest in the joint venture in December 2006 and is no longer a member of the joint venture (see Note 9).

     A summary of financial information for the joint ventures being reported on the equity method of accounting is as follows (in thousands):

	Year Ended December 31,
	2006	2005	2004
Rental revenue	$25,368	—	$2,026

Expenses:
Operating expenses	7,297	—	620
Interest and amortization of deferred financing fees	11,555	—	970
Depreciation and amortization	9,546	—	459
Other expense	—	—	69
Gain on sale of real estate	(3,300)	—	—

Total expenses	25,098	—	2,118

Net income (loss)	$270	—	$(92)

The Company’s equity in operations of unconsolidated joint ventures reported in:
Continuing operations	$1,650	—	—

Discontinued operations	$(203)	—	$(46)

     Significant accounting policies used by the unconsolidated joint ventures are similar to those used by the Company.
6. Other Assets
     Composition in the consolidated balance sheets:

	December 31,
	2006	2005
	(thousands)
Notes receivable, bearing interest at 7.25% through 10.0% per annum, maturing from September 2007 through November 2010	$4,800	$10,502
Deposits and escrow impounds	11,909	13,391
Deferred financing fees, net	6,307	4,237
Leasing commissions, net	11,134	10,226
Intangible assets, net	2,653	3,336
Furniture and equipment, net	2,700	2,641
Prepaid and other assets	17,927	13,892

Total other assets	$57,430	$58,225

     All amounts included as intangible assets (other than goodwill) are subject to amortization. The gross carrying amount and accumulated amortization of the Company’s intangible assets as of December 31, 2006 and 2005 was $14.9 million and $6.8 million, and accumulated amortization of $3.8 million and $1.3 million, respectively for in-place leases; $5.0 million and $2.7 million, and accumulated amortization of $1.3 million and $625,000, respectively, for lease origination costs; a contra-asset of $17.2 million and $5.4 million, and accumulated amortization of $3.3 million and $1.1 million, respectively for net above/below market leases; and $1.8 million and none and accumulated amortization of $38,000 and none, respectively, for lease incentives. For the years ended December 31, 2006, 2005 and 2004, the amortization for the intangible assets was $1.8 million, $624,000 and $317,000, respectively. The net amortization for the next five years for the recorded intangible assets is approximately $723,000, $33,000, $336,000, $50,000, and $233,000, respectively.

7. Borrowings
     The following is a summary of the Company’s borrowings, consisting of mortgage notes payable, unsecured senior notes payable and unsecured revolving credit facilities:

	December 31,
	2006	2005
	(thousands)
Mortgage Notes Payable
Fixed rate mortgage loans	$391,647	$446,925
Unamortized net premium on mortgage notes payable	10,463	11,006

Total	$402,110	$457,931

     The weighted average interest rate of the mortgage notes payable at December 31, 2006 and December 31, 2005 was 7.3% and 7.2%, respectively, excluding the effects of the net premium adjustment.
     Each of the existing mortgage loans is secured by a mortgage on one or more of the Company’s properties. Certain of the mortgage loans involving an aggregate principal balance of approximately $76.4 million contain prohibitions on transfers of ownership which may have been violated by the Company’s previous issuances of common stock or in connection with past acquisitions and may be violated by transactions involving the Company’s capital stock in the future. If a violation were established, it could serve as a basis for a lender to accelerate amounts due under the affected mortgage. To date, no lender has notified the Company that it intends to accelerate its mortgage. In the event that the mortgage holders declare defaults under the mortgage documents, the Company will, if required, repay the remaining mortgage from existing resources, refinancing of such mortgages, borrowings under its revolving lines of credit or other sources of financing. Based on discussions with various lenders, current credit market conditions and other factors, the Company believes that the mortgages will not be accelerated. Accordingly, the Company believes that the violations of these prohibitions will not have a material adverse impact on the Company’s results of operations or financial condition.

	December 31,
	2006	2005
	(thousands)
Unsecured Senior Notes Payable
7.77% Senior Notes, due 4/1/06	$—	$50,000
7.25% Senior Notes, due 8/15/07	—	75,000
3.875% Senior Notes, due 4/15/09	200,000	200,000
Fair value of interest rate swap	(3,813)	(4,596)
7.84% Senior Notes, due 1/23/12	25,000	25,000
5.375% Senior Notes, due 10/15/15	120,000	120,000
6.0% Senior Notes, due 9/15/16	125,000	—
6.25% Senior Notes, due 1/15/17	125,000	—
Unamortized net premium (discount) on unsecured senior notes payable	(141)	4,824

Total	$591,046	$470,228

     The weighted average interest rate of the unsecured senior notes at December 31, 2006 and 2005 was 5.67% and 5.20%, respectively, excluding the effects of the interest rate swap and net premium adjustment.
     The Company exercised its rights to redeem the $75 million 7.25% senior notes due August 2007 on August 25, 2006.
     The indentures under which the Company’s unsecured senior notes were issued have several covenants which limit the ability to incur debt, require the Company to maintain an unencumbered assets ratio above a specified level and limit the ability to consolidate, sell, lease, or convey substantially all of the assets to, or merge with, any other entity. These notes have also been guaranteed by most of the Company’s subsidiaries.

     The Company swapped $100 million notional principal of the $200 million 3.875% senior notes to a floating interest rate based on the 6-month LIBOR in arrears plus 0.4375%.

	December 31,
	2006	2005
	(thousands)
Unsecured Revolving Credit Facilities
Wells Fargo	$76,500	$93,000
City National Bank	—	165

Total	$76,500	$93,165

     In January 2006, the Company entered into an amended and restated unsecured revolving credit facility, with a syndicate of banks for which Wells Fargo Bank, National Association is the sole lead arranger and administrative agent. This facility has a maximum principal amount of $275.0 million and bears interest at the Company’s option at (i) LIBOR plus 0.45% to 1.15%, depending on the credit ratings of the Company’s senior unsecured notes or (ii) Federal Funds Rate plus 0.5%. The facility is guaranteed by most of the Company’s subsidiaries. Based on the Company’s current rating, the LIBOR spread is 0.80%. The facility also includes a competitive bid option which allows the Company to conduct auctions among the participating banks for borrowings in an amount not to exceed $137.5 million, a $35.0 million swing line facility for short term borrowings, a $20.0 million letter of credit commitment and may, at the request of the Company, be increased up to a total commitment of $400.0 million. The facility expires January 17, 2009 with a one-year extension option. In addition, the facility contains customary covenants, including financial covenants regarding debt levels, total liabilities, interest coverage, EBITDA coverage ratios, unencumbered properties and permitted investments which may limit the amount available under the facility. The facility also prohibits stockholder distributions in excess of 95% of funds from operations calculated at the end of each fiscal quarter for the four fiscal quarters then ending, unless a waiver has been granted allowing such action. Notwithstanding this limitation, the Company can make stockholder distributions to avoid income taxes on asset sales. If a default under the facility exists, the Company’s ability to pay dividends would be limited to the amount necessary to maintain the Company’s status as a REIT unless the default is a payment default or bankruptcy event in which case the Company would be prohibited from paying any dividends. The weighted average interest rate at December 31, 2006 and December 31, 2005, was 5.63% and 4.68%, respectively. The facility also provides collateral for $3.6 million in outstanding letters of credit.
     The Company also has a $5.0 million unsecured credit facility with City National Bank of Florida, of which there was no outstanding balance at December 31, 2006 and a balance of $165,000 at December 31, 2005. This facility also provides collateral for $1.4 million in outstanding letters of credit.
     As of December 31, 2006, the availability under the various credit facilities was approximately $114.3 million net of outstanding balances and letters of credit.
     Principal maturities (including scheduled amortization payments) of the notes payable as of December 31, 2006 are as follows (in thousands):

Year ending
December 31,	Amount
2007	$13,069
2008	38,976
2009	28,295
2010	361,457
2011	101,513
Thereafter	519,837

Total	$1,063,147

     Interest costs incurred, excluding amortization of discount/premium, were $64.8 million, $60.5 million and $55.3 million in the years ended December 31, 2006, 2005, 2004, respectively, of which $5.8 million, $3.4 million and $3.2 million were capitalized in the years ended December 31, 2006, 2005, 2004, respectively.

8. Consolidating Financial Information
     As of December 31, 2006, most of the Company’s subsidiaries have guaranteed the Company’s unsecured senior debt. The guarantees are joint and several and full and unconditional.

		Guarantors
Condensed Balance Sheet		Combined	Non	Eliminating	Consolidated
As of December 31, 2006	Equity One, Inc.	Subsidiaries	Guarantor	Entries	Equity One
(in thousands)
ASSETS
Properties, net	$355,817	$1,003,181	$526,713	—	$1,885,711
Investment in affiliates	700,622	140,134	(201,618)	(639,138)	—
Other assets	48,778	31,028	86,332	—	166,138

Total	$1,105,217	$1,174,343	$411,427	$(639,138)	$2,051,849

LIABILITIES
Mortgage notes payable	$47,113	$99,867	$244,667	$—	$391,647
Unsecured revolving credit facilities	76,500	—	—	—	76,500
Unsecured senior notes	591,187	—	—	—	591,187
Unamortized premium on notes payable	11	2,346	7,965	—	10,322
Other liabilities	26,078	21,076	8,372	—	55,526

Total liabilities	740,889	123,289	261,004	—	1,125,182
MINORITY INTEREST	—	—	—	989	989
STOCKHOLDERS’ EQUITY
Total stockholders’ equity	364,328	1,051,054	150,423	(640,127)	925,678

Total	$1,105,217	$1,174,343	$411,427	$(639,138)	$2,051,849

		Guarantors
Condensed Balance Sheets		Combined	Non	Eliminating	Consolidated
As of December 31, 2005	Equity One, Inc.	Subsidiaries	Guarantor	Entries	Equity One
(in thousands)
ASSETS
Properties, net	$356,624	$1,085,261	$454,620	—	$1,896,505
Investment in affiliates	628,317	—	—	(628,317)	—
Other assets	58,754	29,114	67,660	—	155,528

Total	$1, 043,695	$1,114,375	$522,280	$(628,317)	$2,052,033

LIABILITIES
Mortgage notes payable	$48,738	$139,177	259,010	$—	$446,925
Unsecured revolving credit facilities	93,165	—	—	—	93,165
Unsecured senior notes	465,404	—	—	—	465,404
Unamortized premium on notes payable	5,024	2,832	7,974	—	15,830
Other liabilities	23,365	24,086	9,104	—	56,555

Total liabilities	635,696	166,095	276,088	—	1,077,879
MINORITY INTEREST	—	—	—	1,425	1,425
STOCKHOLDERS’ EQUITY
Total stockholders’ equity	407,999	948,280	246,192	(629,742)	972,729

Total	$1,043,695	$1,114,375	$522,280	$(628,317)	$2,052,033

		Guarantors
Condensed Statement of Operations		Combined	Non–	Eliminating
For the year ended December 31, 2006	Equity One, Inc.	Subsidiaries	Guarantor	Entries	Consolidated
(in thousands)
RENTAL REVENUE:
Minimum rents	$37,221	$93,674	$46,463	—	$177,358
Expense recoveries	10,196	27,102	13,525	—	50,823
Percentage rent	178	1,333	552	—	2,063
Management and leasing services	—	2,067	—	—	2,067

Total revenue	47,595	124,176	60,540	—	232,311

EQUITY IN SUBSIDIARIES EARNINGS	203,223	—	—	(203,223)	—

COSTS AND EXPENSES:
Property operating	5,672	38,496	14,773	—	58,941
Rental property depreciation and amortization	7,358	22,605	11,613	—	41,576
Property Management & Leasing Service	—	1,861	—	—	1,861
General and administrative	31,247	2,128	180	—	33,555

Total costs and expenses	44,277	65,090	26,566	—	135,933

INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY
INTEREST AND DISCONTINUED OPERATIONS	206,541	59,086	33,974	(203,223)	96,378
OTHER INCOME AND EXPENSES:
Interest expense	(33,041)	(5,941)	(15,476)	—	(54,458)
Amortization of deferred financing fees	(1,280)	(81)	(129)	—	(1,490)
Investment income	2,883	265	4,339	—	7,487
Equity in (loss) income of joint ventures	—	1,650	—	—	1,650
Gain on sale of real estate	—	5,651	1,286	—	6,937
Gain (loss) on extinguishment of debt	456	—	(291)	—	165
Other Income	389	—	—	—	389
INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	175,948	60,630	23,703	(203,223)	57,058
MINORITY INTEREST	—	(206)	—	—	(206)

INCOME FROM CONTINUING OPERATIONS	175,948	60,424	23,703	(203,223)	56,852

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	(53)	5,263	(275)	—	4,935
Gain on disposal of income- producing properties	1,060	108,337	5,771	—	115,168
Minority interest	—	—	—	—	—

Income from discontinued operations	1,007	113,600	5,496	—	120,103

NET INCOME	$176,955	$174,024	$29,199	$(203,223)	$176,955

		Guarantors
Condensed Statement of Operations		Combined
For the year ended December 31, 2005	Equity One, Inc.	Subsidiaries	Non-Guarantor	Eliminating Entries	Consolidated
(in thousands)
REVENUE:
Minimum rents	$36,987	$83,396	$42,279	—	$162,662
Expense recoveries	9,557	21,629	12,824	—	44,010
Percentage rent	173	977	567	—	1,717
Management and leasing services	50	448	—	—	498

Total revenue	46,767	106,450	55,670	—	208,887

EQUITY IN SUBSIDIARIES EARNINGS	91,369	—	—	(91,369)	—

COSTS AND EXPENSES:
Property operating	4,124	31,828	13,010	—	48,962
Rental property depreciation and amortization	6,801	18,667	9,113	—	34,581
Property Management & Leasing Services	—	229	—	—	229
General and administrative	22,727	491	294	—	23,512

Total costs and expenses	33,652	51,215	22,417	—	107,284

INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY INTEREST AND DISCONTINUED OPERATIONS	104,484	55,235	33,253	(91,369)	101,603
OTHER INCOME AND EXPENSES:
Interest expense	(22,891)	(8,090)	(16,814)	—	(47,795)
Amortization of deferred financing fees	(1,209)	(62)	(183)	—	(1,454)
Investment income	7,503	280	158	—	7,941
Equity in (loss) income of joint ventures	—	—	—	—	—
Gain on sale of real estate	—	—	—	—	—
Gain on extinguishment of debt	—	—	—	—	—
Other income	—	—	—	—	—

INCOME BEFORE MINORITY INTEREST AND DISCONTINUED OPERATIONS	87,887	47,363	16,414	(91,369)	60,295
MINORITY INTEREST	—	(78)	(110)	—	(188)

INCOME FROM CONTINUING OPERATIONS	87,887	47,285	16,304	(91,369)	60,107

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	988	17,657	2,529	—	21,174
Gain on disposal of income-producing properties	3,866	3,837	3,757	—	11,460
Minority interest	—	—	—	—	—

Income from discontinued operations	4,854	21,494	6,286	—	32,634

NET INCOME	$92,741	$68,779	$22,590	$(91,369)	$92,741

		Guarantors
Condensed Statementof Operations		Combined		Eliminating
For the year ended December 31, 2004	Equity One, Inc.	Subsidiaries	Non-Guarantor	Entries	Consolidated
(in thousands)
REVENUE:
Minimum rents	$34,685	$74,836	$36,492	—	$146,013
Expense recoveries	8,405	18,895	10,671	—	37,971
Percentage rent	197	1,057	580	—	1,834
Management and leasing services	8	171	—	—	179

Total revenue	43,295	94,959	47,743	—	185,997

EQUITY IN SUBSIDIARIES EARNINGS	100,026	—	—	(100,026)	—

COSTS AND EXPENSES:
Property operating	4,233	28,405	11,075	—	43,713
Rental property depreciation and amortization	6,411	15,551	7,672	—	29,634
Property Management and Leading Services	—	82	—	—	82
General and administrative	21,759	626	48	—	22,433

Total costs and expenses	32,403	44,664	18,795	—	95,862

INCOME BEFORE OTHER INCOME AND EXPENSES, MINORITY INTEREST AND DISCONTINUED OPERATIONS	110,918	50,295	28,948	(100,026)	90,135
OTHER INCOME AND EXPENSES:
Interest expense	(16,377)	(8,321)	(16,788)	—	(41,486)
Amortization of deferred financing fees	(1,036)	(109)	(190)	—	(1,335)
Investment income	2,023	198	125	—	2,346
Equity in (loss) income of joint ventures	—	—	—	—	—
Gain on sale of real estate	—	—	—	—	—
Gain on extinguishment of debt	—	—	—	—	—
Other income	200	158	—	—	358

INCOME BEFORE MINORITY INTEREST AND
DISCONTINUED OPERATIONS	95,728	42,221	12,095	(100,026)	50,018
MINORITY INTEREST	—	(470)	(106)	—	(576)

INCOME FROM CONTINUING OPERATIONS	95,728	41,751	11,989	(100,026)	49,442

DISCONTINUED OPERATIONS:
Operations of income-producing properties sold or held for sale	2,076	21,598	2,625	—	26,299
Gain on disposal of income-producing properties	—	21,598	578	—	22,176
Minority interest	—	(113)	—	—	(113)

Income from discontinued operations	2,076	43,083	3,203	—	48,362

NET INCOME	$97,804	$84,834	$15,192	$(100,026)	$97,804

		Guarantors
		Combined
	Equity One, Inc.	Subsidiaries	Non-Guarantor	Consolidated
Condensed Statement of Cash Flows
For the year ended December 31, 2006
(in thousands)
Net cash (used in) provided by operating activities	$(39,286)	$106,419	$27,510	$94,643

INVESTING ACTIVITIES:
Additions to and purchase of rental	(5,648)	(72,671)	(108,216)	(186,535)
properties Purchases of land held for development	—	(20,740)	(25,044)	(45,784)
Additions to construction in progress	(2,462)	(32,011)	(12,956)	(47,429)
Proceeds from disposal of properties	2,569	381,348	27,702	411,619
Increase in cash held in escrow	(1,547)	—	—	(1,547)
Distributions from unconsolidated joint ventures from sale of property	—	—	1,935	1,935
Proceeds from sale of securities	12,852	—	—	12,852
Cash used to purchase securities	(434)	—	(29,403)	(29,837)
Additions to notes receivable	—	(18)	(15)	(33)
Proceeds from repayment of notes	5,693	28	14	5,735
receivable Increase in deferred leasing costs	(810)	(4,505)	(848)	(6,163)
Advances from (to) affiliates	151,090	(330,322)	179,232	—

Net cash (used in) provided by investing activities	161,303	(78,891)	32,401	114,813

FINANCING ACTIVITIES:
Repayment of mortgage notes payable	(1,619)	(27,350)	(59,911)	(88,880)
Net borrowings (repayments) under revolving credit facilities	(16,665)	—	—	(16,665)
Proceeds from senior debt offering	246,868	—	—	246,868
Repayment of senior debt	(125,000)	—	—	(125,000)
Increase in deferred financing costs	(1,947)	—	—	(1,947)
Proceeds from issuance of common stock	8,083	—	—	8,083
Stock issuance costs	(69)	—	—	(69)
Repurchases of common stock	(69,103)	—	—	(69,103)
Repayment of notes receivable from issuance of common stock	65	—	—	65
Cash dividends paid to stockholders	(162,704)	—	—	(162,704)
Distributions to minority interest	(28)	(178)	—	(206)

Net cash used in financing activities	(122,119)	(27,528)	(59,911)	(209,558)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(102)	—	—	(102)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	102	—	—	102

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$—	$—	$—	$—

		Guarantors
		Combined
	Equity One, Inc.	Subsidiaries	Non-Guarantor	Consolidated
Condensed Statement of Cash Flows
For the year ended December 31, 2005
(in thousands)
Net cash (used in) provided by operating activities	$(2,477)	$90,685	$28,984	$117,192
INVESTING ACTIVITIES:
Additions to and purchase of rental property	(2,673)	(31,991)	(1,417)	(36,081)
Purchases of land held for development	(1,215)	(28,075)	—	(29,290)
Additions to construction in progress	—	(15,551)	(7,507)	(23,058)
Proceeds from disposal of properties	15,482	12,682	15,860	44,024
Decrease in cash held in escrow	(51)	—	—	(51)
Contributions paid to joint ventures	—	—	(12)	(12)
Increase in deferred leasing costs	(1,239)	(3,962)	(676)	(5,877)
Additions to notes receivable	(4,215)	(12)	—	(4,227)
Proceeds from repayment of notes receivable	18	17	5	40
Proceeds from sale of securities	32,764	—	—	32,764
Cash used to purchase securities	(12,212)	—	(48,391)	(60,603)
Advances from (to) affiliates	(36,139)	(1,915)	38,054	—

Net cash (used in) provided by investing activities	(9,480)	(68,807)	(4,084)	(82,371)

FINANCING ACTIVITIES:
Repayment of mortgage notes payable	(1,513)	(21,828)	(24,790)	(48,131)
Net repayments under revolving credit facilities	(53,835)	—	—	(53,835)
Proceeds from senior debt offering	118,606	—	—	118,606
Increase in deferred financing costs	(463)	—	—	(463)
Proceeds from issuance of common stock	31,510	—	—	31,510
Stock issuance costs	(181)	—	—	(181)
Repayment of notes receivable from issuance of common stock	85	—	—	85
Cash dividends paid to stockholders	(87,272)	—	—	(87,272)
Distributions to minority interest		(50)	(110)	(160)

Net cash provided by (used in) financing activities	6,937	(21,878)	(24,900)	(39,841)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,020)	—	—	(5,020)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	5,122	—	—	5,122

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$102	$—	$—	$102

		Guarantors
		Combined	IRT
	Equity One, Inc.	Subsidiaries	Partners LP	Non-Guarantor	Consolidated
Condensed Statement of Cash Flows
For the year ended December 31, 2004
(in thousands)
Net cash provided by operating activities	$30,099	$47,019	$8,048	$27,944	$113,110
INVESTING ACTIVITIES:
Additions to and purchase of rental property	—	(183,168)	—	(80,472)	(263,640)
Purchases of land held for development	—	(4,214)	—	—	(4,214)
Additions to construction in progress	—	(21,557)		—	(21,557)
Proceeds from disposal of properties	—	48,949	59	23,560	72,568
Distributions received from unconsolidated joint ventures from sale of property	3,119	—	—	—	3,119
Increase in deferred leasing costs	—	(4,235)	—	(2,433)	(6,668)
Proceeds from repayment of notes receivable	6,090	—	—	—	6,090
Proceeds from sale of securities	5,814	—	—	—	5,814
Cash used to purchase securities	(36,363)	—	—	—	(36,363)
Advances from (to) affiliates	(166,221)	131,123	(7,789)	42,887	—

Net cash (used in) provided by investing activities	(187,561)	(33,102)	(7,730)	(16,458)	(244,851)

FINANCING ACTIVITIES:
Repayment of mortgage notes payable	—	(13,917)	(318)	(11,486)	(25,721)
Net repayments under revolving credit facilities	(15,000)	—	—	—	(15,000)
Proceeds from senior debt offering	198,550	—	—	—	198,550
Increase in deferred financing costs	(1,926)	—	—	—	(1,926)
Proceeds from issuance of common stock	58,304	—	—	—	58,304
Stock issuance costs	(334)	—	—	—	(334)
Repayment of notes receivable from issuance of common stock	3,457	—	—	—	3,457
Cash dividends paid to stockholders	(80,904)	—	—	—	(80,904)
Distributions to minority interest	(529)	—	—	—	(529)

Net cash provided by (used in) financing activities	161,618	(13,917)	(318)	(11,486)	135,897

NET DECREASE IN CASH AND CASH EQUIVALENTS	4,156	—	—	—	4,156
CASH AND CASH EQUIVALENTS, BEGINNING OF THE PERIOD	966	—	—	—	966

CASH AND CASH EQUIVALENTS, END OF THE PERIOD	$5,122	$—	$—	$—	$5,122

9. Property Held for Sale and Dispositions
Portfolio Dispositions
     In April 2006, the Company disposed of 29 of its properties located in Texas (“the Texas Properties”) to EQYInvest Texas, LLC, a Delaware limited liability company (the “JV”), in exchange for cash consideration of $387.2 million and a 20% interest in the JV. The Texas Properties had a net book value of $222.0 million. In December, 2006, the Company disposed of its 20% interest in the JV for cash consideration of $18.5 million. As a result of these transactions, the Company recognized an aggregate gain of $112.9 million related to its disposition of the Texas properties and no longer has significant continuing involvement.
     The Company also entered into a management agreement pursuant to which the Company continues to manage and lease the properties on behalf of the JV. The Company will not receive any contingent consideration for the sale. The Company has guaranteed the joint venture an operating return based on certain predetermined targets for the first twelve months following the sale, which will require the Company to pay to the joint venture an amount of up to $2.0 million in the event that the joint venture does not achieve its targeted operating returns. The Company has also agreed to fund remaining construction costs to complete various projects in an amount up to $1.6 million. These contingent obligations are reflected in other liabilities in the accompanying consolidated balance sheets.
     Individual Property Dispositions
     As of December 31, 2006, one shopping center, one other property and a parcel of land were held for sale with a net book value of $20.4 million.
     The following table reflects individual properties sold during 2006:

			Square	Gross Sales
Date Sold	Property	Location	Feet/Acres	Price	Gain On Sale
				(thousands)
Income-producing properties
March 2006	Scottsville Square	Bowling Green, KY	38,450	$2,500	$478
April 2006	Sutherland Lumber	Marble Falls, TX	53,571	2,000	3
May 2006	Hedwig	Houston, TX	69,504	13,350	5,630
July 2006	Crossroads (Lowe’s)	Pembroke Pines, FL	177,929	7,678	2,173

				$25,528	$8,284

	Total

Sale of real estate
February 2006	Westridge out parcel	McDonough, GA	1.0 acres	$875	$314
April 2006	Westridge out parcel	McDonough, GA	1.0 acres	583	202
Sept. 2006	River Green land parcel	Canton, GA	2.0 acres	1,500	439

				$2,958	$955

     During the six months ended June 30, 2007, the Company sold two properties and had one shopping center and one non-retail property designated as held for sale. Pursuant to SFAS No. 144, the accompanying statements of operations have been retrospectively adjusted to reflect the classification of discontinued operations for the years ended December 31, 2006, 2005 and 2004. The summary selected operating results for income-producing properties disposed of or designated as held for sale as of June 30, 2007 with no significant continuing involvement, are as follows (in thousands):

	For the Year Ended December 31
	2006	2005	2004
Rental Revenue	$15,703	$46,352	$53,461
Expenses
Property operating expenses	4,615	12,068	13,768
Rental property depreciation and amortization	3,215	8,864	7,581
Interest expense	1,064	4,188	5,643
Amortization of deferred financing fees	13	58	124
Other expense	1,861	—	46

Operations of income-producing properties sold or held for sale	$4,935	$21,174	$26,299

10. Stockholders’ Equity and Earnings Per Share
Common Stock
     The following table reflects the change in number of shares of common stock issued (retired) for the year ended December 31, 2006 (in thousands):

	Common	Options
	Stock*	Exercised	Total
Board of Directors	23	12	35
Officers**	270	356	626
Employees and other	24	15	39
Cumulative effect of a change in accounting principle ***	(518)	—	(518)
Shares acquired under the stock repurchase program	(3,046)	—	(3,046)
Dividend Reinvestment and Stock Purchase Plan	211	—	211

Total	(3,036)	383	(2,653)

*	Effective January 1, 2006, the Company changed the method of accounting for restricted stock to comply with the provisions of FASB Statement No. 123(R). During 2006, the Company granted 309,416 shares of restricted stock which are subject to forfeiture and vest over periods from one to four years. Under FASB Statement No. 123(R), restricted stock with a requisite service period is not deemed to be issued until the shares vest and, accordingly, the above schedule includes 411,187 shares that vested during the current period.

**	Is net of shares surrendered on the exercise of options.

***	Represents the reversal of unvested restricted stock outstanding at December 31, 2005 to comply with the provisions of FASB Statement 123(R).
Common Stock Repurchases
     In May 2006, the Company commenced a program to repurchase up to $100.0 million of the Company’s outstanding common stock. During the period May 2006 through December 2006, through periodic open-market transactions or through privately negotiated transactions, the Company repurchased and retired 3.0 million common shares, at an average purchase price of $22.68 per share, at an aggregate cost of $69.1 million.
Dividend Reinvestment Plan
     The Company has a Dividend Reinvestment and Share Purchase Plan whereby shareholders may invest cash distributions and make optional cash payments to purchase common shares of the Company. Effective March 2006, issuances of stock under the plan were suspended.
Earnings per Share
     The following is a reconciliation of the amounts of net income and shares of common stock used in calculating basic and diluted per-share income (“EPS”) for the years ended December 31, 2006, 2005 and 2004 (in thousands, except per share amounts):

	Income	Shares	Per Share
	(Numerator)	(Denominator)	Amount
Net Income	$176,955

Basic EPS
Income attributable to common stockholders	$176,955	73,598	$2.40

Effect of Dilutive Securities
Walden Woods Village, Ltd.	206	94
Unvested restricted stock	—	439
Stock options	—	193

	206	726

Diluted EPS
Income attributable to common stockholders assuming conversions	$177,161	74,324	$2.38

     Options to purchase 1.8 million shares of common stock at prices ranging from $24.12 to $28.05 per share were outstanding at December 31, 2006, but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

	For the Year Ended December 31, 2005
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net Income	$92,741

Basic EPS
Income attributable to common stockholders	$92,741	73,840	$1.26

Effect of Dilutive Securities
Walden Woods Village, Ltd.	109	94
Unvested restricted stock	—	575
Stock options	—	281

	109	950

Diluted EPS
Income attributable to common stockholders assuming conversions	$92,850	74,790	$1.24

     Options to purchase 10,000 shares of common stock at $23.52 per share were outstanding at December 31, 2005, but were not included in the computation of diluted EPS because the option price was greater than the average market price of common shares.

	For the Year Ended December 31, 2004
	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net Income	$97,804

Basic EPS
Income attributable to common stockholders	$97,804	70,447	$1.39

Effect of Dilutive Securities
Walden Woods Village, Ltd.	106	94
Unvested restricted stock	—	611
Convertible partnership units	517	520
Stock options	—	364

	623	1,589

Diluted EPS
Income attributable to common stockholders assuming conversions	$98,427	72,036	$1.37

     All options outstanding at December 31, 2004 were included in the computation of diluted EPS.
11. Share-Based Compensation and Other Benefit Plans
     On October 23, 1996, the Company adopted the Equity One, Inc. 1995 Stock Option Plan (the “Plan”), which was amended December 10, 1998. The purpose of the Plan is to further the growth of the Company by offering incentives to directors, officers and other key employees of the Company, and to increase the interest of these directors, officers and employees in the Company through additional ownership of its common stock. The effective date of the Plan was January 1, 1996. The maximum number of shares of common stock as to which options may be granted under this Plan is 1.0 million shares, which is reduced each year by the required or discretionary grant of options. The term of each option is determined by the Compensation Committee of the Company (the “Committee”), but in no event can be longer than ten years from the date of the grant. The vesting of the options is determined by the Committee, in its sole and absolute discretion, at the date of grant of the option.
     On June 23, 2000, the Company, with shareholder approval, adopted the Equity One 2000 Executive Incentive Compensation Plan (the “2000 Plan”). The terms of the 2000 Plan provide for grants of stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock, other stock-related awards and performance or annual incentive awards that may be settled in cash, stock or other property. The persons eligible to receive an award under the 2000 Plan are the officers, directors, employees and independent contractors of the Company and its subsidiaries. Following an amendment to the 2000 Plan, approved by our stockholders on July 28, 2004, the total number of shares of common stock that may be issuable under the 2000 Plan is 5.5 million shares, plus (i) the number of shares with respect to which options previously granted under the 2000 Plan terminate without being exercised, and (ii) the number of shares that are surrendered in payment of the exercise price for any awards or any tax withholding requirements. In addition to increasing the available shares, the July 2004 amendment expanded the list of business criteria that our compensation committee may use in granting performance awards and annual incentive awards under the 2000 Plan intended to qualify for the exclusions from the limitations of Section 162(m) of the Internal Revenue Code and modified the definition of a “change of control” to include, in addition to other instances, following approval by stockholders of any reorganization, merger or consolidation or other transaction or series of transactions if persons who were stockholders immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merger or consolidated company’s then outstanding voting securities (previously the threshold was 26%). The 2000 Plan will terminate on the earlier of the day before the tenth anniversary of the stockholders’ approval of the 2000 Plan or the date on which all shares reserved for issuance under the 2000 Plan have been issued.
Options
     As of December 31, 2006, we have options outstanding under four share-based compensations plans. The Equity One, Inc. 2000 Stock Option Plan authorized the grant of options, common stock and other share-based awards for up to 5.5 million shares of common stock, of which 710,233 shares are available for issuance. The IRT Property Company 1998 Long Term Incentive Plan similarly authorized the grant of options, common stock and other share-based awards for up to 1,462,500 shares of common stock, of which 14,400 shares are available for issuance. The Equity One, Inc. 1995 Stock Option Plan authorized the grant of option awards for up to 1.0 million shares of common stock, all of which have been issued. The IRT Property Company 1989 Stock Option Plan authorized the grant of stock options and other share-based awards for up to 956,250 shares of common stock, of which no shares are available for issuance.
     The term of each award is determined by the Compensation Committee of the Company (the “Committee”), but in no event can be longer than ten years from the date of the grant. The vesting of the awards is determined by the Committee, in its sole and absolute discretion, at the date of grant of the award. Dividends are paid on unvested shares of restricted stock. Certain options and share awards provide for accelerated vesting if there is a change in control.
     The fair value of each option award during 2006 is estimated on the date of grant using the binomial option-pricing model. Expected volatilities, dividend yields, employee exercises and employee terminations are primarily based on historical data. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. The Company measures compensation costs for restricted stock awards based on the fair value of the Company’s common stock at the date of the grant and charges to expense such amounts to earnings ratably over the vesting period.

     The following is a summary of the Company’s stock option activity for the years ended December 31, 2006, 2005 and 2004 (in thousands, except per share amounts):

	2006		2005		2004
		Weighted		Weighted		Weighted
		Average		Average		Average
	Stock	Exercise	Stock	Exercise	Stock	Exercise
	Options	Price	Options	Price	Options	Price
Outstanding at the beginning of year	977	16.00	1,481	14.52	1,701	$13.22
Granted	1,843	24.77	106	20.89	400	17.17
Forfeited	—	—	(14)	12.93	—	—
Exercised	(383)	14.85	(596)	13.26	(620)	12.64

Outstanding and expected to vest at the end of year	2,437	22.82	977	16.00	1,481	14.52

Vested, end of year	168	14.93	428	14.11	1,091	13.57

Weighted average fair value of options granted during the year		$3.17		$4.48		$1.45

     Cash received from stock options exercised during the years ended December 31, 2006, 2005 and 2004 was $3.0 million, $2.1 million and $6.1 million, respectively.
     At December 31, 2006, the aggregate intrinsic value of outstanding and expected to vest options was $9.4 million and options exercisable was $2.0 million.
     The total intrinsic value of options exercised during the years ended December 31, 2006, 2005 and 2004 was $3.6 million, $7.8 million and $4.3 million, respectively.
     The fair value of each option grant was estimated on the grant date using a binomial option-pricing model with the following assumptions for the years ended December 31, 2006, 2005 and 2004:

	2006	2005	2004
Dividend Yield	4.7% - 5.0%	5.0%	6.5%
Risk-free interest rate	4.6% - 4.8%	4.0% - 4.2%	4.3%
Expected option life (years)	3.0 - 3.3	10	10
Expected volatility	20.0%	19.0% - 22.0%	16.0%
     In determining the fair value of the option grants made during 2006, management included in the assumptions the probability of involuntary early exercise based on historical patterns, actuarial data, and potential change of control events.
     The options were granted with an exercise price equivalent to the current stock price on the grant date or the ten-day average of the stock price prior to the grant date.

     The following table summarizes information about outstanding stock options as of December 31, 2006:

	Options Outstanding		Options Exercisable
		Weighted Average
	Number Outstanding	Remaining Contractual	Number Exercisable
Exercise Price	(thousands)	Life (in years)	(thousands)
$10.00-10.99	47	1.8	47
$11.00-11.99	11	3.8	11
$13.00-13.99	10	4.9	10
$16.00-16.99	88	6.0	—
$17.00-17.99	368	7.0	90
$20.00-20.99	60	8.2	—
$23.00-23.99	10	8.0	10
$24.00-24.99	1,243	9.7	—
$25.00-25.99	500	9.9	—
$26.00-26.99	65	10.0	—
$27.00-27.99	10	9.9
$28.00-28.99	25	9.9	—

	2,437		168

Restricted Stock Grants
     The Company’s Compensation Committee of the Board of Directors grants restricted stock to its officers, directors, and other employees. Vesting periods for the restricted stock are determined by the Company’s Compensation Committee. The Company measures compensation costs for restricted stock awards based on the fair value of the Company’s common stock at the date of the grant and charges to expense such amounts to earnings ratably over the vesting period. As of December 31, 2006, the Company had 381,000 shares of non-vested restricted stock grants outstanding.
     The following table provides a summary of restricted stock activity:

	Unvested
	Shares	Weighted-
	(000’s)	Average Price
Unvested at December 31, 2005	518	$18.72
Granted	309	24.43
Vested	(411)	18.25
Forfeited	(35)	21.85

Unvested at December 31, 2006	381	23.58

     As of December 31, 2006, there was $14.3 million of total unrecognized compensation expense related to unvested share-based compensation arrangements (options and unvested restricted shares) granted under our plans. This cost is expected to be recognized over the next 4.0 years. The total vesting-date value of the shares that vested during the year ended December 31, 2006 was $10.1 million.
401(k) Plan
     The Company has a 401(k) defined contribution plan (the “401(k) Plan”) covering substantially all of the officers and employees of the Company which permits participants to defer compensation up to the maximum amount permitted by law. The Company matches 75% of each employee’s contribution up to a maximum of 4.5% of the employee’s annual compensation. Employee’s contributions vest immediately while the Company’s matching contributions vest over three years. The Company’s contributions to the 401(k) Plan for the years ended December 31, 2006, 2005 and 2004 were $295,000, $288,000, and $253,000, respectively. The 401(k) Plan invests the Company’s matching contributions by purchasing publicly traded shares of the Company’s common stock.

Deferred Compensation Plan
     During 2005, the Company established a non-qualified deferred compensation plan that permits eligible employees to defer a portion of their compensation. The deferred compensation liability (included in accounts payable in the accompanying balance sheet) was $491,000 at December 31, 2006. The Company has established a grantor trust (Rabbi Trust) to provide funding for benefits payable under its non-qualified deferred compensation plan. The assets held in the trust at December 31, 2006 amounted to $491,000. The Rabbi Trust’s assets consist of short-term cash investments and a managed portfolio of equity securities. These assets are included in other assets in the accompanying balance sheets.
2004 Employee Stock Purchase Plan
     Under the 2004 Employee Stock Purchase Plan (the “Purchase Plan”) (implemented in October 2004), Equity One employees, including directors of Equity One who are employees, are eligible to participate in quarterly plan offerings in which payroll deductions may be used to purchase shares of Common Stock. The purchase price per share will be 90% of the average closing price per share of common stock on the NYSE on the five (5) trading days that immediately precede the date of purchase (the “Exercise date”), provided, however, that in no event shall the exercise price per share of common stock on the exercise date of an offering period be less than the lower 85% of (i) the market price on the first day of the offering period or (ii) the market price on the Exercise Date.
Long-Term Incentive Compensation Plans
     Long-term incentive compensation is subject to a performance-based schedule, based on an approximately four-year performance period. In order to receive compensation, the Company’s Total Shareholder Return (“TSR”) over the performance period must exceed 6% and achieve a certain spread against the average TSR of the peer group.
     Long-term incentive compensation participation is currently only granted to the top executives in the Company. The Company determines the grant date fair value of TSR grants based upon a Monte Carlo Simulation model. Compensation expense is measured at the grant date and recognized over the vesting period. The level of cash compensation available depends on the spread between the Company’s TSR and the average TSR of the peer group companies.
12. Future Minimum Rental
     Future minimum rental income under noncancelable operating leases approximates the following as of December 31, 2006 (in thousands):

Year Ending December 31,	Amount
2007	$197,812
2008	173,011
2009	145,480
2010	119,546
2011	97,317
Thereafter	472,499

Total	$1,205,665

13. Commitments and Contingent Liabilities
     Letters of Credit. As of December 31, 2006 and 2005, the Company has pledged letters of credit for $6.1 million and $1.4 million, respectively, as additional security for certain property matters. The letters of credit are generally secured by our revolving credit facilities.
     Construction Commitments. The Company has entered into construction commitments and, as of December 31, 2006, has outstanding commitments of $19.7 million, based on current plans and estimates, in order to complete current development and redevelopment projects. These obligations, comprised principally of construction contracts, are generally due as the work is performed and are expected to be financed by our available credit facilities.

     Operating Lease Obligations. Certain of the Company’s properties are subject to a ground lease, which are accounted for as operating leases and have annual obligations of approximately $100,000.
     Non-Recourse Debt Guarantees. Under certain Company and joint venture non-recourse mortgage loans, the Company could, under certain circumstances, be responsible for portions of the mortgage indebtedness in connection with certain customary non-recourse carve-out provisions, such as environmental conditions, misuse of funds and material misrepresentations. In the Company’s judgment, it would be extremely unlikely for us to incur any material liability under these guarantees that will have a material adverse effect on the financial condition, results of operations, or cash flow of the Company.
     Litigation. The Company is subject to litigation in the normal course of business, none of which as of December 31, 2006 in the opinion of management will have a material adverse effect on the financial condition, results of operations, or cash flows of the Company.
14. Environmental Matters
     The Company is subject to numerous environmental laws and regulations. The operation of dry cleaning facilities at the shopping centers is the principal environmental concern. We require that the tenants who operate these facilities do so in material compliance with current laws and regulations and we have established procedures to monitor their operations. Additionally, we use all legal means to cause tenants to remove dry cleaning plants from our shopping centers. Where available, we have applied and been accepted into state sponsored environmental programs. Several properties in the portfolio will require or are currently undergoing varying levels of environmental remediation. However, the Company has environmental insurance policies covering all of our properties. Management believes that the ultimate disposition of currently known environmental matters will not have a material effect on our financial position, liquidity or operations.
15. Subsequent Events
     During 2007, the Company acquired a shopping center and an out parcel for total consideration of $48.9 million. The purchase price was funded from cash on hand and borrowings under our existing credit facility.

16. Quarterly Financial Data (unaudited)

		Second	Third	Fourth
	First Quarter(1)	Quarter(1)	Quarter(1)	Quarter(1)	Total(2)
2006:
Total revenues	$55,252	$57,051	$57,280	$62,728	$232,311
Income from continuing operations	16,094	19,514	11,636	9,608	56,852
Net income	22,365	111,347	14,120	29,123	176,955
Basic per share data
Income from continuing operations	$0.22	$0.27	$0.16	$0.13	$0.77
Net Income	0.30	1.50	0.19	0.40	2.40
Diluted per share data
Income from continuing operations	$0.21	$0.26	$0.16	$0.13	$0.77
Net income	0.29	1.48	0.19	0.40	2.38

2005:
Total revenues	$50,641	$52,945	$51,092	$54,209	$208,887
Income from continuing operations	14,772	15,665	16,719	12,951	60,107
Net income	21,790	25,143	28,041	17,767	92,741
Basic per share data
Income from continuing operations	$0.20	$0.21	$0.23	$0.18	$0.82
Net Income	0.30	0.34	0.38	0.24	1.26
Diluted per share data
Income from continuing operations	$0.20	$0.21	$0.22	$0.18	$0.81
Net income	0.29	0.34	0.37	0.24	1.24

(1)	Reclassified to reflect the reporting of discontinued operations.

(2)	The sum of quarterly earnings per share amounts may differ from annual earnings per share.

SCHEDULE II
Equity One, Inc.
VALUATION AND QUALIFYING ACCOUNTS
December 31, 2006
(in thousands)

	Column A	Column B	Column C	Column E
		Additions	Deductions
	Balance at	Charged to Bad	Accounts Receivable	Balance at End of
Description	Beginning of Period	Debt Expense	Written Off	Period
Allowance for doubtful accounts:
Year ended December 31, 2006	$1,533	$755	$679	$1,609
Year ended December 31, 2005	$1,400	$908	$775	$1,533
Note: Column D is not applicable

SCHEDULE III
Equity One, Inc.
Real Estate Investments and Accumulated Depreciation
December 31, 2006
(in thousands)

					Capitalized
				Building and	Subsequent to				Accumulated	Date of	Date	Depreciable
Property	Location	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	Construction	Acquired	Life
Shopping Centers
ALABAMA
Madison Centre	Madison	$3,608	$1,424	$5,187	$31	$1,424	$5,218	$6,642	$(761)	6/19/05	2/12/03	40
West Gate Plaza	Mobile	—	1,288	3,162	13	1,288	3,175	4,463	(307)	5/27/05	2/12/03	40
Winchester Plaza	Huntsville	—	8,301	3,210	—	8,301	3,210	11,510	—	6/28/05	2/28/05	—
CONNECTICUT
Brookside	Enfield	—	2,290	26,259	2,841	2,290	29,100	31,389	(767)	6/7/05	1/12/06	40
FLORIDA
North Florida
Atlantic Village	Atlantic Beach	—	1,190	4,760	1,078	1,190	5,838	7,028	(2,109)	1984	6/30/95	40
Beauclerc Village	Jacksonville	—	651	2,242	758	651	3,000	3,651	(964)	1962	5/15/98	40
Commonwealth	Jacksonville	2,374	886	2,920	1,670	886	4,590	5,476	(1,581)	6/6/05	2/28/94	40
Commonwealth Pic N Save	Jacksonville	—	606	—	—	606	—	606	—	1984	1/26/06	—
Forest Village	Tallahassee	4,333	4,997	3,206	700	4,997	3,906	8,903	(877)	6/22/05	1/28/99	40
Ft. Caroline	Jacksonville	—	938	2,800	196	938	2,996	3,933	(1,015)	6/7/05	1/24/94	40
Mandarin Landing	Jacksonville	—	4,443	4,747	1,622	4,443	6,369	10,812	(1,552)	5/29/05	12/10/99	40
Medical & Merchants	Jacksonville	—	9,460	11,669	35	9,460	11,704	21,164	(886)	6/15/05	5/27/04	40
Middle Beach Shopping Center	Panama City Bch	—	2,195	5,542	16	2,195	5,558	7,753	(443)	6/16/05	12/23/03	40
Monument Point	Jacksonville	—	1,336	2,330	132	1,336	2,462	3,798	(646)	6/7/05	1/31/97	40
Oak Hill	Jacksonville	—	690	2,760	150	690	2,910	3,600	(859)	6/7/05	12/7/95	40
Parkmore Plaza	Milton	—	3,181	3,002	5	3,181	3,007	6,189	(434)	6/8/05	2/12/03	40
Pensacola Plaza	Pensacola	—	1,122	990	76	1,122	1,066	2,188	(180)	6/7/05	2/12/03	40
South Beach	Jacksonville Bch	—	9,545	19,228	1,494	9,545	20,722	30,267	(2,028)	6/12/05	2/12/03	40
Central Florida
Alafaya Commons	Orlando	—	5,758	9,677	1,038	5,758	10,715	16,473	(1,053)	1987	2/12/03	40
Alafaya Village	Orlando	4,090	1,444	4,967	—	1,444	4,967	6,411	(109)	1986	4/20/06	40
Conway Crossing	Orlando	—	2,615	5,818	1,844	2,615	7,662	10,277	(726)	6/24/05	2/12/03	40
Eustis Square	Eustis	—	1,463	4,515	2,208	1,463	6,723	8,186	(2,891)	6/5/05	10/22/93	40
Hunters Creek	Orlando	—	1,562	5,445	948	1,562	6,393	7,955	(497)	6/20/05	9/23/03	40

					Capitalized
				Building and	Subsequent to				Accumulated	Date of	Date	Depreciable
Property	Location	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	Construction	Acquired	Life
Kirkman Shoppes	Orlando	9,268	3,222	9,714	234	3,222	9,948	13,171	(1,927)	5/26/05	8/15/00	33
Lake Mary	Orlando	23,720	7,092	13,878	4,953	7,092	18,831	25,923	(4,843)	6/10/05	11/9/95	40
Park Promenade	Orlando	6,100	2,810	6,444	539	2,810	6,983	9,793	(1,603)	6/9/05	1/31/99	40
Shoppes of Eastwood	Orlando	5,857	1,688	6,976	65	1,688	7,041	8,729	(821)	6/21/05	6/28/02	40
Sunpoint	Ruskin	—	4,025	4,338	—	4,025	4,338	8,363	(93)	6/6/05	5/5/06	40
Town & Country	Kissimmee	—	2,499	4,397	224	2,499	4,621	7,120	(446)	6/15/05	2/12/03	40
Unigold	Winter Park	—	4,304	6,413	1,441	4,304	7,854	12,158	(859)	6/9/05	2/12/03	40
Walden Woods	Plant City	—	950	3,780	996	950	4,776	5,726	(1,381)	6/7/05	1/1/99	40
Florida West Coast Bay Pointe Plaza	St. Petersburg	—	4,655	5,870	62	4,655	5,932	10,587	(637)	1984	2/12/03	40
Carrollwood	Tampa	—	2,756	6,553	453	2,756	7,006	9,762	(738)	5/23/05	2/12/03	40
Charlotte Square	Port Charlotte	3,402	4,155	4,414	88	4,155	4,502	8,656	(520)	6/2/05	2/12/03	40
Chelsea Place	New Port Richey	—	2,591	6,491	1,151	2,591	7,642	10,233	(723)	6/14/05	2/12/03	40
Dolphin Village Partners, LLC	St. Petersburg	—	17,404	10,098	926	17,404	11,024	28,428	(386)	5/20/05	1/4/06	40
Lake St. Charles	Tampa	3,743	1,496	3,768	16	1,496	3,784	5,280	(506)	6/21/05	9/21/01	40
Lutz Lake	Lutz	7,500	3,619	5,199	1,130	3,619	6,329	9,949	(620)	6/24/05	2/12/03	40
Marco Town Center	Marco Island	8,236	3,872	11,966	602	3,872	12,568	16,440	(2,176)	6/23/05	8/15/00	37
Mariners Crossing	Spring Hill	3,224	1,511	4,447	1,244	1,511	5,691	7,202	(757)	6/11/05	9/12/00	40
Midpoint Center	Cape Coral	6,714	5,404	6,705	—	5,404	6,705	12,108	(16)	6/24/05	12/8/06	40
Pavilion	Naples	—	10,827	11,299	2,180	10,827	13,479	24,306	(895)	6/4/05	2/4/04	40
Regency Crossing	Port Richey	—	1,982	6,524	25	1,982	6,549	8,532	(643)	6/8/05	2/12/03	40
Ross Plaza	Tampa	6,464	2,115	6,346	171	2,115	6,517	8,633	(1,271)	6/6/05	8/15/00	33
Seven Hills	Spring Hill	—	2,167	5,167	480	2,167	5,647	7,814	(457)	6/13/05	2/12/03	40
Shoppes of North Port	North Port	3,788	1,452	5,807	127	1,452	5,934	7,386	(918)	1991	12/5/00	40
Skipper Palms	Tampa	3,456	1,315	3,940	274	1,315	4,214	5,528	(574)	6/6/05	9/21/01	40
Summerlin Square	Fort Myers	3,010	2,187	7,989	216	2,187	8,205	10,392	(1,804)	6/8/05	6/10/98	40
Venice Plaza	Venice	—	3,186	450	3,278	3,186	3,728	6,914	(616)	5/24/05	2/12/03	40
Venice Shopping Center	Venice	—	3,857	2,562	138	3,857	2,700	6,557	(217)	5/21/05	3/31/04	40
Florida Treasure Coast Bluffs Square	Jupiter	9,815	3,232	9,917	303	3,232	10,220	13,451	(2,059)	6/8/05	8/15/00	33
Cashmere Corners	Port St. Lucie	4,916	1,435	5,916	325	1,435	6,241	7,677	(867)	6/23/05	8/15/00	40
Jonathan’s Landing	Jupiter	2,793	1,146	3,442	35	1,146	3,477	4,622	(584)	6/19/05	8/15/00	37
New Smyrna Beach	New Smyrna Beach	—	3,217	8,896	97	3,217	8,993	12,210	(916)	6/9/05	2/12/03	40
Old Kings Commons	Palm Coast	—	1,420	5,005	386	1,420	5,391	6,811	(532)	6/10/05	2/12/03	40
Ryanwood Square Shopping Ctr	Vero Beach	—	2,281	6,880	655	2,281	7,535	9,817	(956)	6/9/05	8/15/00	40
Salerno Village	Stuart	—	2,596	1,511	4,901	2,596	6,412	9,008	(485)	6/9/05	5/6/02	40
South Point	Vero Beach	8,198	7,129	7,104	—	7,129	7,104	14,233	(17)	2003	12/8/06	40
St. Lucie West Plaza	Port St. Lucie	—	709	3,082	932	709	4,014	4,723	(56)		8/15/00	40
Treasure Coast Plaza	Vero Beach	3,920	1,359	9,728	280	1,359	10,008	11,367	(951)	6/5/05	2/12/03	40

					Capitalized
				Building and	Subsequent to				Accumulated	Date of	Date	Depreciable
Property	Location	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	Construction	Acquired	Life
South Florida /Atlantic Coast Bird Ludlum	Miami	8,328	4,088	16,318	677	4,088	16,995	21,083	(5,402)	6/10/05	8/11/94	40
Boca Village	Boca Raton	8,011	3,385	10,174	288	3,385	10,462	13,847	(1,823)	5/31/05	8/15/00	37
Boynton Plaza	Boynton Beach	7,259	2,943	9,100	254	2,943	9,354	12,297	(1,889)	5/31/05	8/15/00	33
Chapel Trail Plaza	Pembroke Pines	—	3,617	5,777	—	3,617	5,777	9,394	(91)	6/18/05	5/10/06	40
Coral Reef Shopping Center	South Miami	—	16,445	4,397	—	16,445	4,397	20,842	(43)	5/21/05	9/1/06	40
Countryside Shops	Cooper City	—	11,343	13,853	3,037	11,343	16,890	28,233	(1,595)	6/8/05	2/12/03	40
Crossroads Square	Ft. Lauderdale	—	3,592	4,401	5,711	3,592	10,112	13,704	(1,060)	5/26/05	8/15/00	40
Cutler Ridge	South Miami	—	1,059	326	—	1,059	326	1,385	(5)	1972	9/14/06	40
CVS Plaza	Miami	—	995	3,090	1,386	995	4,476	5,471	(280)	6/26/05	7/23/99	40
El Novillo	Miami Beach	—	250	1,000	151	250	1,151	1,401	(368)	5/23/05	4/30/98	40
Greenwood	Palm Springs	—	4,117	10,295	2,754	4,117	13,049	17,167	(1,211)	6/4/05	2/12/03	40
Homestead Gas Station	Homestead	—	1,170	—	—	1,170	—	1,170	—	5/12/05	11/8/04	40
Lago Mar	Miami	—	4,216	6,609	1,025	4,216	7,634	11,851	(724)	6/17/05	2/12/03	40
Lantana Village	Lantana	—	1,350	7,978	974	1,350	8,952	10,302	(1,858)	5/29/05	1/6/98	40
Meadows	Miami	6,155	2,304	6,670	92	2,304	6,762	9,066	(839)	6/19/05	5/23/02	40
Oakbrook	Palm Beach Gardens	—	7,706	16,079	3,502	7,706	19,581	27,288	(2,355)	5/27/05	8/15/00	40
Oaktree Plaza	North Palm Bch	—	1,579	2,275	—	1,579	2,275	3,854	(21)	1985	10/16/06	40
Pine Island	Davie	23,781	8,557	12,860	344	8,557	13,204	21,761	(2,579)	6/5/05	8/26/99	40
Pine Ridge Square	Coral Springs	7,090	6,528	9,850	2,476	6,528	12,326	18,854	(1,209)	6/8/05	2/12/03	40
Plaza Alegre	Miami	—	2,011	9,191	349	2,011	9,540	11,551	(1,426)	6/25/05	2/26/02	40
Point Royale	Miami	3,724	3,720	5,005	1,300	3,720	6,305	10,025	(1,789)	5/23/05	7/27/95	40
Prosperity Centre	Palm Bch Gardens	5,194	4,597	13,838	239	4,597	14,077	18,674	(2,452)	6/15/05	8/15/00	40
Ridge Plaza	Davie	—	3,905	7,450	853	3,905	8,303	12,209	(1,746)	6/6/05	8/15/00	40
Riverside Square	Coral Springs	7,347	6,423	8,260	1,006	6,423	9,266	15,689	(944)	6/9/05	2/12/03	40
Sawgrass Promenade	Deerfield Beach	8,011	3,280	9,351	873	3,280	10,224	13,504	(2,053)	6/4/05	8/15/00	40
Sheridan	Hollywood	—	38,888	36,241	2,884	38,888	39,125	78,012	(3,317)	5/26/05	7/14/03	40
Shoppes at Andros Isle	West Palm Bch	6,419	5,996	7,832	—	5,996	7,832	13,828	(19)	2000	12/8/06	40
Shoppes at Quail Roost	South Miami	—	7,905	7,008	—	7,905	7,008	14,913	(65)	6/27/05	8/31/06	40
Shoppes at Silverlakes	Pembroke Pines	2,280	10,306	10,131	1,864	10,306	11,995	22,301	(1,151)	6/17/05	2/12/03	40
Shoppes of Ibis	West Palm Bch	5,294	3,002	6,299	38	3,002	6,337	9,340	(737)	6/21/05	7/10/02	40
Shops at Skylake	North Miami Beach	13,452	15,226	7,206	23,600	15,226	30,806	46,033	(3,512)	6/21/05	8/19/97	40

					Capitalized
				Building and	Subsequent to				Accumulated	Date of	Date	Depreciable
Property	Location	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	Construction	Acquired	Life
Tamarac Town Square	Tamarac	5,927	4,742	5,610	283	4,742	5,893	10,635	(666)	6/9/05	2/12/03	40
Waterstone	Homestead	—	1,820	8,030	457	1,820	8,487	10,307	(305)	6/27/05	4/10/92	40
West Lakes Plaza	Miami	—	2,141	5,789	430	2,141	6,219	8,360	(1,689)	6/6/05	11/6/96	40
Westport Outparcels	Davie	—	1,340	1,010	—	1,340	1,010	2,350	(9)	6/12/05	9/14/06	40
Westport Plaza	Davie	4,681	3,609	3,446	621	3,609	4,067	7,676	(194)	2002	12/17/04	40
Young Circle	Hollywood	—	13,409	8,894	1,203	13,409	10,097	23,506	(390)	5/15/05	5/19/05	40
GEORGIA
Atlanta
BridgeMill	Canton	9,032	8,593	6,310	607	8,593	6,916	15,509	(684)	6/22/05	11/13/03	40
Butler Creek	Acworth	—	2,808	7,648	1,747	2,808	9,395	12,203	(1,128)	6/12/05	7/15/03	40
Chastain Square	Atlanta	3,608	10,689	5,937	124	10,689	6,061	16,750	(657)	6/3/05	2/12/03	40
Commerce Crossing	Commerce	—	2,013	1,301	390	2,013	1,691	3,704	(232)	6/10/05	2/12/03	40
Douglas Commons	Douglasville	4,699	3,681	7,588	147	3,681	7,735	11,416	(824)	6/10/05	2/12/03	40
Fairview Oaks	Ellenwood	4,447	1,929	6,187	1,616	1,929	7,803	9,732	(734)	6/19/05	2/12/03	40
Grassland Crossing	Alpharetta	5,473	3,656	7,885	562	3,656	8,447	12,104	(828)	6/18/05	2/12/03	40
Hairston Center	Decatur	—	1,644	642	3	1,644	645	2,289	(24)	6/22/05	8/25/05	40
Hamilton Ridge	Buford	—	5,612	7,167	1,421	5,612	8,588	14,200	(807)	6/24/05	12/18/03	40
Mableton Crossing	Mableton	3,852	3,331	6,403	77	3,331	6,480	9,811	(662)	6/19/05	2/12/03	40
Macland Pointe	Marietta	5,659	3,462	4,814	57	3,462	4,871	8,333	(527)	6/14/05	2/12/03	40
Market Place	Norcross	—	1,667	4,078	91	1,667	4,169	5,836	(446)	5/29/05	2/12/03	40
Paulding Commons	Dallas	6,125	3,848	11,985	98	3,848	12,083	15,931	(1,210)	6/13/05	2/12/03	40
Piedmont Peachtree Crossing	Atlanta	—	34,337	17,992	1,192	34,337	19,184	53,521	(481)	5/31/05	3/6/06	40
Powers Ferry Plaza	Marietta	—	3,236	5,227	525	3,236	5,752	8,988	(770)	6/1/05	2/12/03	40
Presidential Markets	Snellville	26,561	21,761	28,779	160	21,761	28,939	50,700	(3,210)	6/15/05	2/12/03	40
Shops of Huntcrest	Lawrenceville	—	5,706	7,641	43	5,706	7,684	13,389	(872)	6/25/05	2/12/03	40
Wesley Chapel Crossing	Decatur	3,147	6,389	4,311	583	6,389	4,894	11,283	(493)	6/11/05	2/12/03	40
West Towne Square	Rome	—	1,792	1,853	133	1,792	1,986	3,778	(324)	6/10/05	2/12/03	40
Westridge	McDonough	—	1,266	4,390	1,958	1,266	6,348	7,614	(77)		2/12/03	40
Williamsburg @ Dunwoody	Dunwoody	—	4,347	3,615	725	4,347	4,340	8,687	(417)	6/5/05	2/12/03	40
Central Georgia Daniel Village	Augusta	3,944	3,439	8,352	109	3,439	8,461	11,899	(861)	5/9/05	2/12/03	40
Spalding Village	Griffin	9,538	3,384	6,430	288	3,384	6,718	10,102	(572)	6/11/05	2/12/03	40
Walton Plaza	Augusta	—	869	2,827	6	869	2,833	3,702	(278)	6/12/05	2/12/03	40
South Georgia Colony Square	Fitzgerald	—	1,000	1,085	64	1,000	1,149	2,149	(112)	6/9/05	2/12/03	40
McAlphin Square	Savannah	—	3,536	6,963	166	3,536	7,129	10,665	(772)	6/1/05	2/12/03	40
LOUISIANA
Ambassador Row	Lafayette	—	3,880	10,570	934	3,880	11,504	15,384	(1,222)	1980	2/12/03	40
Ambassador Row Courtyard	Lafayette	—	3,110	9,208	1,761	3,110	10,969	14,079	(1,102)	1986	2/12/03	40
Bluebonnet Village	Baton Rouge	—	2,790	4,231	1,118	2,790	5,349	8,138	(464)	6/5/05	2/12/03	40
Country Club Plaza	Slidell	—	1,294	2,060	148	1,294	2,208	3,502	(253)	6/4/05	2/12/03	40

					Capitalized
				Building and	Subsequent to				Accumulated	Date of	Date	Depreciable
Property	Location	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	Construction	Acquired	Life
Elmwood Oaks	Harahan	—	4,088	8,221	539	4,088	8,760	12,849	(924)	6/11/05	2/12/03	40
Grand Marche	Lafayette	—	304	—	—	304	—	304	—	5/22/05	2/12/03	40
Plaza Acadienne	Eunice	—	2,108	168	25	2,108	193	2,301	(32)	6/2/05	2/12/03	40
Sherwood South	Baton Rouge	—	833	2,412	1,079	833	3,491	4,324	(423)	5/25/05	2/12/03	40
Siegen Village	Baton Rouge	3,986	4,329	9,691	883	4,329	10,574	14,902	(1,808)	6/10/05	2/12/03	40
Tarpon Heights	Galliano	—	1,133	631	546	1,133	1,177	2,310	(402)	6/4/05	2/12/03	40
The Boulevard	Lafayette	—	1,360	1,675	368	1,360	2,043	3,404	(325)	1976	2/12/03	40
The Crossing	Slidell	—	1,591	3,650	733	1,591	4,383	5,973	(413)	1988	2/12/03	40
Village at Northshore	Slidell	—	1,034	9,890	—	1,034	9,890	10,923	((915)	6/10/05	2/12/03	40
Wal—Mart Stores, Inc.	Mathews	—	2,688	—	—	2,688	—	2,688	—	6/7/05	2/12/03	40
Massachusetts Quincy Star Market	Boston	—	6,121	18,444	45	6,121	18,488	24,610	(1,116)	5/18/05	10/7/04	40
Shaw’s @ Medford	Boston	—	7,773	11,389	1	7,773	11,390	19,163	(686)	1995	10/7/04	40
Shaw’s @ Plymouth	Boston	—	4,917	12,198	1	4,917	12,199	17,115	(734)	1993	10/7/04	40
Star’s @ Cambridge	Boston	—	11,358	13,853	1	11,358	13,854	25,212	(836)	1953	10/7/04	40
Webster Plaza	Webster	8,116	5,031	14,465	—	5,031	14,465	19,496	(101)	1963	10/12/06	40
West Roxbury Shaw’s Plaza	Boston	—	9,223	13,588	1,494	9,223	15,082	24,305	(848)	5/26/05	10/7/04	40
Whole Foods @ Swampscott	Boston	—	5,139	6,538	8	5,139	6,546	11,684	(392)	5/20/05	10/7/04	40
MISSISSIPPI
Shipyard Plaza	Pascagoula	—	1,337	1,653	421	1,337	2,074	3,411	(201)	6/9/05	2/12/03	40
NORTH CAROLINA
Centre Pointe Plaza	Smithfield	—	2,081	4,411	886	2,081	5,297	7,378	(575)	6/11/05	2/12/03	40
Chestnut Square	Brevard	—	1,189	1,326	552	1,189	1,878	3,067	(164)	6/7/05	2/12/03	40
Galleria	Wrightsville Bch	—	1,493	3,875	783	1,493	4,658	6,150	(454)	6/8/05	2/12/03	40
Parkwest Crossing	Durham	4,584	1,788	6,727	119	1,788	6,846	8,634	(687)	6/12/05	2/12/03	40
Plaza North	Hendersonville	—	758	1,887	623	758	2,510	3,268	(237)	6/8/05	2/12/03	40
Providence Square	Charlotte	—	1,112	2,575	735	1,112	3,310	4,422	(331)	5/26/05	2/12/03	40
Riverview Shopping Center	Durham	—	2,277	4,745	1,347	2,277	6,092	8,370	(544)	5/26/05	2/12/03	40
Salisbury Marketplace	Salisbury	—	3,118	5,099	352	3,118	5,451	8,569	(581)	6/9/05	2/12/03	40
Shelby Plaza	Shelby	—	868	338	1,260	868	1,598	2,466	(132)	5/25/05	2/12/03	40
Stanley Market Place	Stanley	—	396	669	2,959	396	3,628	4,025	(110)	6/2/05	2/12/03	40
Thomasville Commons	Thomasville	—	1,212	4,567	1,804	1,212	6,371	7,583	(613)	6/13/05	2/12/03	40
Willowdale Shopping Center	Durham	—	2,073	6,499	651	2,073	7,150	9,223	(845)	6/8/05	2/12/03	40
SOUTH CAROLINA
Belfair Towne Village	Bluffton	10,755	11,071	10,037	3,760	11,071	13,797	24,869	(1,046)	6/22/05	12/22/03	40
Lancaster Plaza	Lancaster	—	317	153	20	317	173	490	(27)	5/24/05	2/12/03	40

					Capitalized
				Building and	Subsequent to				Accumulated	Date of	Date	Depreciable
Property	Location	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	Construction	Acquired	Life
Lancaster Shopping Center	Lancaster	—	280	120	45	280	165	445	(35)	5/16/05	2/12/03	40
Milestone Plaza Shopping Ctr	Greenville	—	11,579	9,031	—	11,579	9,031	20,610	(79)	6/17/05	8/25/06	40
North Village Center	North Myrtle Beach	—	2,860	2,774	99	2,860	2,873	5,733	(550)	6/6/05	2/12/03	40
Sparkleberry Square	Columbia	13,685	10,956	32,491	1,635	10,956	34,126	45,082	(2,206)	6/19/05	3/31/04	40
Spring Valley	Columbia	—	1,098	5,050	514	1,098	5,564	6,662	(574)	5/31/05	2/12/03	40
Windy Hill	North Myrtle Beach	—	941	1,906	644	941	2,550	3,491	(140)	5/21/05	4/8/04	40
Woodruff	Greenville	—	2,420	5,482	334	2,420	5,816	8,236	(563)	6/17/05	12/23/03	40
TENNESSEE
Smyrna Village	Smyrna	—	1,503	4,694	439	1,503	5,133	6,636	(523)	6/14/05	2/12/03	40
TEXAS
Rosemeade	Carrollton	2,947	1,197	3,525	58	1,197	3,583	4,779	(478)	6/8/05	9/21/01	40
VIRGINIA
Smyth Valley Crossing	Marion	—	2,537	3,890	1	2,537	3,891	6,428	(377)	6/11/05	2/12/03	40
Corporate		—	—	829	—		— 829	829	(538)	various	various	40
Total Shopping Centers		391,641	703,175	1,123,738	147,066	703,175	1,270,804	1,973,980	(143,981)
Land held for/under development
Central Florida Sunlake—Equity One LLC	Tampa	—	16,095	—	—	16,095	—	16,095	—	n/a	2/1/05
Florida Treasure Coast St. Lucie Land	Port St. Lucie	—	7,719	—	189	7,719	189	7,908	—	n/a	11/27/06
Atlanta
River Green	Canton	—	2,587	—	271	2,587	271	2,858	—	n/a	9/27/05
Deep Creek	Fairburn	—	8,084	—	284	8,084	284	8,368	—	n/a	6/22/06
Hampton Oaks	Atlanta	—	2,535	—	42	2,535	42	2,577	—	n/a	11/30/06
VIRGINIA
Waterlick Plaza	Lynchburg	—	455	—	—	455	—	455	—	n/a	2/12/03
Miscellaneous		—	—	—	516		516	516	—	n/a
Total land held for/under development		—	37,476	—	1,302	37,476	1,302	38,778	—
Office Buildings
South Florida /Atlantic Coast
Banco Popular Building	N Miami Beach	—	3,363	1,566	158	3,363	1,724	5,087	(84)	1971	9/27/05	40
Prosperity Office Building	Palm Bch Gardens	—	—	—	93		— 93	93	—	5/25/05	8/15/00	40
2400 PGA	Palm Bch Gardens	—	1,418	—	—	1,418	—	1,418	—		3/20/06	40

					Capitalized
				Building and	Subsequent to				Accumulated	Date of	Date	Depreciable
Property	Location	Encumbrances	Land	Improvements	Acquisition	Land	Improvements	Total	Depreciation	Construction	Acquired	Life
LOUISIANA
Pinhook Office Building	Lafayette	—	34	22	—	34	22	56	(3)	6/1/05	2/12/03	40
Total Office Buildings		—	4,815	1,588	251	4,815	1,838	6,653	(86)
Apartments
NORTH CAROLINA
Laurel Walk Apartments	Charlotte	—	2,065	4,491	—	2,065	4,491	6,555	(122)	6/7/05	10/31/05	40
Total Apartments		—	2,065	4,491	—	2,065	4,491	6,555	(122)
Industrial Property
NORTH CAROLINA
4101 South I—85 Industrial	Charlotte	—	1,619	950	584	1,619	1,534	3,153	(176)	1956	2/12/03	40
Total Industrial Property		—	1,619	950	584	1,619	1,534	3,153	(176)
Mini Storage Facility
North Florida Mandarin Mini	Jacksonville	—	362	1,148	318	362	1,466	1,828	(464)	6/4/05	5/10/94	40
Total Mini Storage Facilities		—	362	1,148	318	362	1,466	1,828	(464)
Grand Total		$391,641	$749,512	$1,131,915	$149,521	$749,512	$1,281,436	$2,030,947	$(144,829)

			Year ended	Year ended	Year ended
			12/31/06	12/31/05	12/31/04
(a	)	Reconciliation of total real estate carrying value:
		Balance at beginning of year	$2,020,475	$1,970,069	$1,684,006
		Additions during period:
		Improvements	36,698	30,293	32,918
		Acquisitions	270,931	54,051	316,952
		Deductions during period:
		Cost of real estate sold	(297,157)	(33,938)	(63,807)
		Balance at end of year	$2,030,947	$2,020,475	$1,970,069

(b	)	Reconciliation of accumulated depreciation:
		Balance at beginning of year	(132,925)	(96,382)	(66,708)
		Depreciation expense	(37,684)	(38,581)	(34,924)
		Cost of real estate sold	25,780	2,038	5,250
		Balance at end of year	$(144,829)	$(132,925)	$(96,382)
(c	)	Aggregate cost for federal income tax purposes	$1,999,063	$1,825,102	$1,784,742

SCHEDULE IV
Equity One, Inc.
MORTGAGE LOANS ON REAL ESTATE
December 31, 2006
(dollars in thousands)

Column A	Column B	Column C	Column D	Column F	Column G
Carrying
		Final Maturity	Periodic	Face Amount of	Amount of
Description	Interest Rate	Date	Payment Term	Mortgage	Mortgage
Mortgage note, collateralized by first deed of trust on Plymouth Park, Texas	7.25%	9/24/07	Fixed rate, interest only monthly	$4,700	$4,700

Note:	Column C — The loan can be extended for three years at the option of the borrower

Column E is not applicable

Column G — The tax basis is the same as presented above

Column H — None

	Year Ended December 31,
	2006	2005	2004
Balance, beginning of period	$10,381	$6,181	$2,919
Additions during period:
New loans	—	4,215	4,700
Reductions during period:
Collection of principal	(5,681)	(15)	(1,438)

Balance, end of period	$4,700	$10,381	$6,181

Section 9. —	FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

9.01(a) Financial Statements Under Rule 3-14 of Regulation S-X:

		•	Coral Reef Shopping Center
		•	North American Properties
		•	Shoppes at Quail Roost

(included as Exhibit 99.1 through 99.3 hereto)

9.01 (d) Exhibits:

	12.1	Ratios of Earnings to Fixed Charges
	23.1	Consent of Ernst & Young LLP dated October 22, 2007
	23.2	Consent of Deloitte & Touche LLP dated October 22, 2007
	23.3	Consent of Ernst & Young LLP dated October 22, 2007

	99.1	Financial Statements Under Rule 3-14 of Regulation S-X: Coral Reef Shopping Center -

			•	Report of Independent Auditors
			•	Audited Statements of Revenues and Certain Expenses for the year ended December 31, 2006
			•	Notes to the Audited Statements of Revenues and Certain Expenses

	99.2	Financial Statements Under Rule 3-14 of Regulation S-X: North American Properties -

			•	Report of Independent Auditors
			•	Audited Combined Statements of Revenues and Certain Expenses for the year ended December 31, 2006
			•	Notes to the Audited Combined Statements of Revenues and Certain Expenses

	99.3	Financial Statements Under Rule 3-14 of Regulation S-X: Shoppes at Quail Roost -

			•	Report of Independent Auditors
			•	Audited Statements of Revenues and Certain Expenses for the year ended December 31, 2006
			•	Notes to the Audited Statements of Revenues and Certain Expenses

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY ONE, INC.
Date: October 23, 2007	By:	/s/ Gregory R. Andrews
Gregory R. Andrews
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
12.1	Ratios of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of Deloitte & Touche LLP

23.3	Consent of Ernst & Young LLP

99.1	Coral Reef Shopping Center: Report of Independent Auditors, Audited Statement of Revenues and Certain Operating Expenses of Coral Reef Shopping Center, Notes to Audited Statement of Revenues and Certain Expenses.

99.2	North American Properties: Report of Independent Auditors, Audited Combined Statement of Revenues and Certain Operating Expenses of North American Properties, Notes to Audited Combined Statement of Revenues and Certain Expenses.

99.3	Shoppes at Quail Roost: Report of Independent Auditors, Audited Statement of Revenues and Certain Operating Expenses of Shoppes at Quail Roost, Notes to Audited Statement of Revenues and Certain Expenses.